Exhibit 2.11

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COMPUWARE CORPORATION,

COMPUWARE ACQUISITION CORP.,

DYNATRACE SOFTWARE, INC.,

AND

THE STOCKHOLDERS’ REPRESENTATIVE

Dated as of July 1, 2011

Execution Version

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Execution Version

2.29	Complete Copies of Materials.	36
2.30	Representations Complete.	36
2.31	No Other Representation or Warranty.	36

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT		37

3.1	Organization, Standing and Power.	37
3.2	Authority.	37
3.3	No Conflict.	37
3.4	Consents.	38
3.5	Brokers’ and Finders’ Fees.	38
3.6	Litigation.	38
3.7	No Other Representation or Warranties.	38

ARTICLE IV ADDITIONAL AGREEMENTS		38

4.1	Public Disclosure.	38
4.2	Employment Matters.	39
4.3	Spreadsheets.	39
4.4	Preservation of Books and Records; Post-Closing Access.	40
4.5	Additional Documents and Further Assurances.	40
4.6	Certain Tax Matters.	40
4.7	Access and Investigation.	42
4.8	Officers and Directors.	42

ARTICLE V CLOSING DELIVERIES OF THE PARTIES		43

5.1	Closing Deliveries of the Company.	43
5.2	Closing Deliveries of Parent.	45

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; PAYMENT OF LOSSES; ESCROW		46

6.1	Survival.	46
6.2	Payment of Losses of Parent Damaged Parties.	46
6.3	Indemnification of Stockholder Indemnified Parties.	47
6.4	Third Party Claims.	47
6.5	Limitations on Payment for Losses.	49
6.6	Fundamental Representations.	50
6.7	Escrow and Expense Funds; Escrow Period; Remedy.	50
6.8	Mitigation; Insurance.	51
6.9	Stockholders’ Representative.	51

ARTICLE VII GENERAL PROVISIONS		53

7.1	Definitions.	53
7.2	Notices.	60
7.3	Interpretation.	62
7.4	Counterparts.	62
7.5	Entire Agreement; Assignment; Amendment.	62
7.6	No Third Party Beneficiaries.	63
7.7	Severability.	63

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Execution Version
7.8	Governing Law.	63
7.9	Waiver of Jury Trial.	63
7.10	Waiver.	63
7.11	Equitable Remedies.	64

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Certificate of Merger

Exhibit B	Form of Option Grant Agreement

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Stockholder Release Agreement

Exhibit E	Form of Option Release Agreement

Exhibit F	Form of Retention Agreement

Exhibit G	Form of Director Confidentiality and Release Agreement

Exhibit H	Form of Key Employee Agreement

Exhibit I	Company Legal Opinion

Exhibit J	Escrow Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 1, 2011 by and among Compuware Corporation, a Michigan corporation (“Parent”), Compuware Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), dynaTrace software, Inc., a Delaware corporation (the “Company”), and the Stockholders’ Representative designated herein.  Parent, Merger Sub, the Company and the Stockholders’ Representative are collectively referred to herein as the “Parties,” and individually as a “Party.”  Certain other capitalized terms used herein are defined in Section 7.1.

RECITALS

A.            The Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of its corporation and its respective stockholders that Parent acquire the Company through a statutory merger of Merger Sub with and into the Company with the Company as the corporation surviving the merger (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.            Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth in this Agreement.

C.            A portion of the consideration otherwise payable by Merger Sub in connection with the Merger shall be placed in escrow by Merger Sub as security for certain obligations set forth in this Agreement and to fund the Expense Fund.

D.            The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E.            Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain key employees have entered into a confidentiality, non-competition, non-solicitation and development agreement to be effective at the Effective Time.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth in this Agreement, the mutual benefits to be gained by the performance of such agreements, covenants and other premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged and accepted, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent.  The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2           Effective Time.  Unless another time and place is mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan, as of the date hereof.  The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger in substantially the form attached hereto as Exhibit A, with the Delaware Secretary of State (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing with the Delaware Secretary of State shall be referred to herein as the “Effective Time”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4	Certificate of Incorporation and Bylaws.

(a)           Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read substantially as follows (or such other name as determined by Parent in its sole discretion):  “The name of the corporation is dynaTrace software, Inc.”

(b)           Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5           Directors and Officers of Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director or officer of the Surviving Corporation, as the case may be, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, as applicable.

1.6           Effect of the Merger on the Capital Stock of the Constituent Corporations; Rights of Dissenting Stockholders.

(a)           The aggregate purchase price for the transactions contemplated by this Agreement shall be $255,820,000 (the “Merger Consideration”).  At Closing, Parent shall make a capital contribution to Merger Sub and Merger Sub shall (i) pay or cause to be paid the Merger Consideration, less the Escrow Amount, less the Expense Amount, less the Third Party Expenses shown on Section 2.23(b) of the Disclosure Schedule, in accordance with the Closing Payment Spreadsheet; (ii) deposit, or cause to be deposited, an amount equal to $25,000,000 (the “Escrow Amount”) into the Escrow Fund; and (iii) deposit, or cause to be deposited, $150,000 (the “Expense Amount”) into the Expense Fund.  Merger Sub shall deliver, or cause to be delivered, to the Paying Agent the Merger Consideration payable to the Stockholders and deliver, or cause to be delivered, Merger Consideration payable to Vested Optionholders to the Surviving Corporation and its Subsidiaries which will distribute such Merger Consideration through their payrolls for Vested Optionholders who are employees and through their accounts payable functions for Vested Optionholders who are not employees.  The Company shall cause to be paid, prior to the Effective Time, the Third Party Expenses shown on Section 2.23(b) of the Disclosure Schedule.

(b)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Stockholders or the Optionholders:

(i)            each outstanding share of Company Common Stock and each outstanding share of Preferred Stock (on as converted basis) (other than a Dissenting Share) will be converted automatically into and shall thereafter represent the right to receive, without interest thereon, an amount of cash equal to approximately $5.3073 per share (the amounts payable to each holder of Company Common Stock and Preferred Stock shall be set forth on the Closing Payment Spreadsheet);

(ii)           each Company Vested Option shall be cancelled and terminated and shall be converted automatically into and shall thereafter represent the right to receive, without interest thereon, an amount of cash equal to approximately $5.3073 per share, less the amount of any exercise price applicable thereto (the amount payable to each holder of Company Vested Options shall be set forth in the Closing Payment Spreadsheet);

(iii)           each Company Option that is not a Company Vested Option and is set forth on Schedule 1.6(b)(iii) of the Disclosure Schedule shall be canceled and terminated as of the Effective Time and converted into options to acquire shares of common stock of Parent issued pursuant to the Compuware Corporation 2007 Long-Term Incentive Plan as of the Effective Time, on the same economic, vesting and other terms as then applicable to such Company Option in accordance with the requirements of 26 C.F.R. §1.409A-1(b)(5)(v)(D) and, for purposes of “incentive stock options” (as defined in Code Section 422), consistent with the conditions under Code Section 424(a) and the regulations thereunder, which shall be evidenced by an option agreement in the form attached hereto as Exhibit B (the “Converted Award”).  The Converted Awards are intended to be exempt from Section 409A of the Code, as amended, and the regulations and guidance issued thereunder (“Code Section 409A”); and

(iv)          each outstanding share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent one share of common stock of the Surviving Corporation.

(c)           Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and are held by any Stockholder who has not consented to the approval of this Agreement and who has the right to demand, has properly demanded in writing, and has not effectively withdrawn or lost an appraisal of such shares of Company Capital Stock (the “Dissenting Shares”) in accordance with Section 262 of the Delaware Law (a “Dissenting Stockholder”) shall not be converted into the right to receive any portion of the Merger Consideration, but rather shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the Delaware Law.  If, after the Effective Time, such Dissenting Stockholder fails to perfect, withdraws or otherwise loses any such right to appraisal, each such share of Company Capital Stock of such Dissenting Stockholder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the portion of the Merger Consideration, without interest, as provided in Section 1.6(b), pursuant to the exchange procedures set forth in Section 1.8.  At the Effective Time, all Dissenting Shares shall automatically be canceled, cease to exist and no longer be outstanding, and each holder of a stock certificate that immediately prior to the Effective Time represented any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive either payment of the fair value of such Dissenting Shares in accordance with Section 262 of the Delaware Law or the portion of the Merger Consideration provided in Section 1.6(b), as the case may be, upon the surrender of such certificate in accordance with Section 1.8.  The Company shall give prompt notice to Parent of the Company’s receipt of any demands for appraisal of shares of Company Capital Stock, withdrawals of such demands and any other instruments served pursuant to the Delaware Law, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing except to the extent required by Delaware Law.

1.7           Cash-Out of Company Vested Options; Termination of Plans.  Prior to the Closing, the Board of Directors of the Company shall adopt such resolutions and take all such other actions as may be necessary to provide that:

(a)           to the extent determined by such Board, the vesting of one or more Company Options shall be accelerated as of immediately prior to the Effective Time, in order that those Company Options shall be included in the Company Vested Options;

(b)           each Company Unvested Option listed in Section 1.6(b)(iii) of the Disclosure Schedule shall be converted as specified in Section 1.6(b)(iii) and each Company Unvested Option that is not listed in Section 1.6(b)(iii) of the Disclosure Schedule shall be terminated; and

(c)	the Plan shall be terminated as of the Effective Time.

1.8           Exchange and Payment Procedures.  JPMorgan Chase Bank, N.A. shall serve as the Paying Agent for the Merger (the “Paying Agent”).  At the Effective Time, Parent shall make a capital contribution to Merger Sub and Merger Sub shall make available or cause to be made available (a) to the Paying Agent in accordance with this Article I the portion of the Merger Consideration (less the pro rata portion of the Escrow Amount and the Expense Amount based on the aggregate amount payable pursuant to Section 1.6(b)) into which the Company Capital Stock converts pursuant to Section 1.6(b)(i) and (b) to the Surviving Corporation in accordance with this Article I the portion of the Merger Consideration into which the Company Vested Options are convertible pursuant to Section 1.6(b)(ii) (less the pro rata portion of Escrow Amount and the Expense Amount based on the aggregate amount payable pursuant to Section 1.6(b)). Each Stockholder and each holder of Company Vested Options shall be deemed to have contributed a pro rata portion of the Escrow Amount attributable to the Merger Consideration to the Escrow Fund and a pro rata portion of the Expense Amount attributable to the Merger Consideration to the Expense Fund.

(a)           Company Capital Stock.  Upon surrender by a Stockholder to the Paying Agent of one or more certificates that represented shares of Company Capital Stock converted pursuant to Section 1.6(b) (“Company Stock Certificates”), together with (i) a letter of transmittal prepared by the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Paying Agent) in the form attached hereto as Exhibit C (a “Letter of Transmittal”), duly completed and validly executed in accordance with the instructions thereto and (ii) a Stockholder release in the form attached hereto as Exhibit D, duly completed and validly executed by such Stockholder, the Paying Agent shall pay to such Stockholder, in exchange for such Company Stock Certificates, cash in an amount equal to that portion of the Merger Consideration to which such Stockholder is entitled pursuant to Section 1.6(b) (less the portion of such cash amount to be deposited in the Escrow Fund and the Expense Fund on such Stockholder’s behalf pursuant to Section 6.7), and each Company Stock Certificate so surrendered shall be cancelled as of the later of (i) the date of such surrender and (ii) the Effective Time.

(b)           Company Vested Options.  Promptly after the Effective Time, the Company shall send to each Optionholder any necessary instructions for converting their Company Vested Options into a portion of the Merger Consideration in accordance with Section 1.6(b), which instructions shall include a request for a release confirming that such Optionholder has no right to receive any other capital stock or capital stock-equivalents from the Company, including under any employment agreement or Plan, and agreeing to be bound by the indemnification provisions set forth herein in the form attached hereto as Exhibit E (the “Option Release”). Upon compliance by such Optionholder with any Company instructions, the Surviving Corporation or its Subsidiaries shall pay to such Optionholder, in exchange for the agreement representing such Company Vested Options and the Option Release, cash in an amount equal to that portion of the Merger Consideration that such Optionholder has the right to receive pursuant to Section 1.6(b) (less the portion of such cash amount to be deposited in the Escrow Fund and the Expense Fund on such Optionholder’s behalf pursuant to Section 6.7).   Each payment to an Optionholder pursuant to the preceding sentence with respect to a properly surrendered agreement representing Company Vested Options, shall be made (i) as soon as reasonably practicable on or after July 6, 2011 and the receipt by the Company of such agreement and (ii) by check mailed to the address specified by such Optionholder in accordance with the instructions provided by the Company or through the Surviving Corporation’s payroll system; provided, however, all payments to be made under this Section 1.8(b) (and not subject to the escrow requirements described in Section 6.7) shall be paid within the “short term deferral period” as described in 26 C.F.R. §1.409A-1(b)(4).

(c)           Rights Until Surrendered.  Until surrendered in accordance with this Section 1.8, each outstanding Company Stock Certificate and each Company Vested Option will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the applicable portion of the Merger Consideration payable pursuant to Section 1.6(b).

(d)           No Liability.  Notwithstanding anything to the contrary in this Section 1.8, neither the Paying Agent, the Surviving Corporation, nor any Party shall be liable to a Stockholder or an Optionholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)           Withholding Taxes.  The Company and its Subsidiaries and, on their respective behalf, Parent, the Paying Agent, the Surviving Corporation and its Subsidiaries shall be entitled to deduct and withhold from any Merger Consideration otherwise payable or deliverable pursuant to this Agreement to any Stockholder or any Optionholder such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any other applicable legal requirement of a Governmental Entity.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)           No Further Ownership Rights.  The portion of the Merger Consideration paid in respect of the conversion of shares of Company Capital Stock or Company Vested Options and the deposit of the related pro rata Escrow Amount into the Escrow Fund and the related pro rata Expense Amount into the Expense Fund in accordance with the terms hereof, except as otherwise provided herein, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock and such Company Vested Options (as the case may be), and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Stock Certificates or agreements representing Company Vested Options are presented to the Surviving Corporation for any reason, they shall be canceled and converted as provided in this Section 1.8.

(g)           Lost, Stolen or Destroyed Certificates.

(i)            In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to the record holder of such Company Stock Certificate the Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 1.6(b)(i), upon the making of an affidavit of that fact by such record holder.

(ii)           In the event any agreement representing Company Vested Options shall have been lost, stolen or destroyed, the Surviving Corporation shall pay to the holder of such Company Vested Options the Merger Consideration for which such Company Vested Options are converted pursuant to Section 1.6(b)(ii), upon the making of an affidavit of that fact by such holder.

(iii)          Notwithstanding the foregoing, Parent may, in its discretion and as a condition precedent to the payment of any such Merger Consideration pursuant to the preceding clauses (i) and (ii), require the holder to provide an indemnification agreement with respect to the lost certificate (in form and substance included in the Letter of Transmittal or such other form as may be reasonably acceptable to Parent), against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to a Company Stock Certificate or agreement representing Company Vested Options.

1.9           Rounding Adjustments.  The aggregate amount of cash into which all shares of Company Capital Stock held by a Stockholder are convertible pursuant to Section 1.6(b) and the aggregate amount of cash for which all Company Vested Options held by an Optionholder are convertible pursuant to Section 1.6(b) shall be subject to rounding by the Company to the nearest one cent, in connection with the preparation of the Closing Payment Spreadsheet, in order that the aggregate amount of cash into which all Company Capital Stock is convertible and for which all Company Vested Options are exercisable shall, in the aggregate, equal the Merger Consideration.  In addition, the amount of Merger Consideration paid to, and the amounts deposited in the Escrow Fund and the Expense Fund on behalf of, a Stockholder and a holder of Company Vested Options pursuant to Section 1.8 shall be subject to rounding by the Company to the nearest one cent, in connection with the preparation of the Closing Payment Spreadsheet in order that the amounts of cash deposited pursuant to the Escrow Agreement on behalf of all Stockholders and all holders of Company Vested Options shall result in (a) an aggregate amount equal to $25,000,000.00 being deposited in the Escrow Fund and (b) an aggregate amount of $150,000.00 being deposited in the Expense Fund.

1.10         Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule furnished to Parent specifically identifying the corresponding numbered section of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub, as set forth in this Article II.  Unless otherwise stated or the context otherwise indicates, for purposes of this Article II, references to the “Company” include the Company and its Subsidiaries.  The Disclosure Schedule will be arranged to correspond to the representations and warranties in Article II, and the disclosure in any portion of the Disclosure Schedule shall qualify the corresponding provision in this Article II and any other provision of this Article II to which it is reasonably apparent on its face that such disclosure relates.

2.1           Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power to own its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted as set forth in the Company’s development plan attached to Section 2.1 of the Disclosure Schedule (the “Development Plan”).  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where failures to be so qualified, licensed or in good standing would not, in the aggregate, reasonably be expected to have a material effect on the ability of the Company to operate in the Ordinary Course.  Each such jurisdiction in which the Company is so qualified or licensed and is in good standing is set forth in Section 2.1 of the Disclosure Schedule.  The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.  Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.  Section 2.1 of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company has employees or facilities.

2.2	Company Capital Structure.

(a)           The authorized capital stock of the Company consists of 73,243,652 shares of Company Capital Stock consisting of (i) 51,500,000 shares of common stock, $0.001 par value per share (“Company Common Stock”), of which 17,137,954 shares are issued and outstanding; (ii) 5,250,000 shares designated as series A-1 convertible preferred stock, $0.001 par value per share (“Series A-1 Convertible Preferred Stock”), all of which are issued and outstanding; (iii) 13,229,412 shares designated as series B convertible preferred stock, $0.001 par value per share (“Series B Convertible Preferred Stock”), all of which are issued and outstanding; and (iv) 3,264,240 shares designated as series C convertible preferred stock, $0.001 par value per share (“Series C Convertible Preferred Stock” and collectively with the Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock, the “Preferred Stock”), all of which are issued and outstanding.  The Company has no other capital stock authorized, issued or outstanding.  The rights, privileges and preferences of the Preferred Stock are as stated in the Charter Documents.  The Company Capital Stock is held of record by the Stockholders in the amounts set forth in Section 2.2(a) of the Disclosure Schedule.  All outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and nonassessable and, other than as set forth on Section 2.2(a) of the Disclosure Schedule, are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it is bound.  No shares of Company Capital Stock are subject to any Lien.  No Stockholder has exercised any right of redemption, if any, and the Company has not received notice that any Stockholder intends to exercise such rights.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  Neither the Company nor any of its Subsidiaries owns any issued shares of Company Capital Stock.  None of the outstanding Company Capital Stock or other securities of the Company was issued in violation of any applicable state, federal or foreign securities laws.

(b)           Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any similar plan providing for the issuance of equity securities to any employees or directors of, or consultants to, the Company.  Section 2.2(b) of the Disclosure Schedule sets forth, for each outstanding Company Option, the name of the individual holding such Company Option, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option, whether such Company Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such Company Option is a Company Vested Option.  Section 2.2(b) of the Disclosure Schedule also identifies each Company Vested Option for which vesting was accelerated in connection with the transactions contemplated by this Agreement (each an “Accelerated Company Vested Option”).  Each outstanding Company Option was granted with an exercise price per share equal to or greater than fair market value (as determined under Code Section 422 and Code Section 409A) of the shares of Company Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in compliance with all applicable laws.

(c)           Except for the Company Options (which shall terminate pursuant to Section 1.7) and except as contemplated by this Agreement, there are no options, warrants, calls, rights (including any stock appreciation, phantom stock, profit participation or other similar rights), convertible securities or other Contracts of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, convertible security or other Contract.  There are no outstanding debt securities of the Company.  Except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or voting by a director of the Company.  Except as set forth in Section 2.2(c) of the Disclosure Schedule, there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

2.3           Anti-takeover Statutes.  No anti-takeover or similar statute or regulation under Delaware Law applies to any of the transactions contemplated by this Agreement.  No other “control share acquisition,” “fair price,” “moratorium” or similar anti-takeover laws or regulations enacted under Delaware Law apply to this Agreement or any of the transactions contemplated hereby.

2.4           Subsidiaries.

(a)           Section 2.4 of the Disclosure Schedule sets forth for each Subsidiary of the Company (a) its name and jurisdiction of incorporation or other formation, (b) the number of authorized shares for each class of its capital stock, and (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each holder.  Neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person other than a Subsidiary of the Company.

(b)           All of the issued and outstanding equity securities of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable.  Except as set forth in Section 2.4(b) of the Disclosure Schedule, the Company and/or one or more of its Subsidiaries holds of record and beneficially all of the outstanding equity securities of each Subsidiary of the Company free and clear of any and all Liens other than restrictions on transfer under applicable securities laws.  None of the issued and outstanding capital stock of any of the Subsidiaries of the Company has been issued in violation of any preemptive rights or applicable law.  There are no outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for any of the capital stock of such Subsidiary, (ii) options, warrants to purchase or subscribe, or other rights to acquire from any Subsidiary of the Company any capital stock or other equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of such Subsidiary, or rights of first refusal or first offer relating to any capital stock or other equity securities of any Subsidiary of the Company, or (iii) bonds, debentures, notes or other indebtedness or debt securities of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Subsidiary may vote.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Subsidiary of the Company has all requisite corporate power to own its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted.  Each Subsidiary of the Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where a failure to be so qualified, licensed or in good standing would not, in the aggregate, reasonably be expected to have a material effect on the ability of such Subsidiary to operate in the Ordinary Course.  The Company has delivered a true and correct copy of each of its Subsidiaries’ charter documents, as amended to date (the “Subsidiary Charter Documents”), each in full force and effect on the date hereof, to Parent.

2.5           Authority.  The Company has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  Subject only to the approval of this Agreement and the Merger by the Stockholders, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  The Company’s Board of Directors has (a) unanimously approved and declared the advisability of this Agreement and the transactions contemplated hereby, and (b) unanimously resolved to recommend approval and adoption of this Agreement and the approval of the Merger by the Stockholders.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each Party other than the Company, this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.6           No Conflict.  Except as set forth in Section 2.6 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not, contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation or imposition of any Lien under (any such event, a “Conflict”) (i) any provision of the Charter Documents or Subsidiary Charter Documents, (ii) any Material Contract, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets, except, in the case of clause (iii) above, where such Conflict would not, in the aggregate, reasonably be expected to have a material effect on the ability of the Company to operate in the Ordinary Course.

2.7           Consents.  Except as set forth in Section 2.7 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), or any other third party, is required to be made, or obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

2.8           Company Financial Statements.

(a)           Section 2.8 of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet as of January 31, 2011 and as of January 31, 2010, and the related consolidated statement of operations, consolidated statement of redeemable convertible preferred stock and stockholders’ deficit and comprehensive income (loss), and consolidated statement of cash flows for the years then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of April 30, 2011 (the “Balance Sheet Date”), and the related consolidated statement of operations, and consolidated statement of cash flows for the three-months ended April 30, 2011 (the “Interim Financials”).  The Year-End Financials and the Interim Financials (collectively, the “Financials”) and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to the Financials, except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly the Company’s consolidated financial position as of the dates indicated and its consolidated operating results and cash flows for the periods indicated, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b)           There are no “off balance sheet” arrangements (as defined in Item 303(c) of Regulation S-K of the Securities and Exchange Commission) effected by the Company.

(c)           Since January 31, 2011, (i) none of the Company or any director, officer, employee, auditor, accountant or representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported to the Company evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(d)           The Company has delivered to Parent copies of all letters from PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (the “Company’s Auditors”)  to the Company’s Board of Directors or audit committee thereof during the 36 months prior to the date of this Agreement, together with copies of all responses thereto.

2.9           [Intentionally omitted.]

2.10         No Undisclosed Liabilities.  Except as set forth in Section 2.10 of the Disclosure Schedule, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement, of a nature that would be required by GAAP to be reflected on the Current Balance Sheet, that is not accrued or reserved against in the Current Balance Sheet or disclosed in the notes thereto, or have arisen in the Ordinary Course since the Balance Sheet Date and prior to the date hereof.

2.11         No Changes.  Except as contemplated by this Agreement or as set forth in Section 2.11 of the Disclosure Schedule, from the Balance Sheet Date through the date hereof, the Company has operated its business only in the Ordinary Course and there has not been, occurred or arisen any:

(a)           transaction by the Company except in the Ordinary Course;

(b)           amendment or change to the Charter Documents or the Subsidiary Charter Documents;

(c)           amendment of any term of any outstanding security of the Company, other than amendments of vesting periods of the Accelerated Company Vested Options in contemplation of this Agreement and the transactions contemplated hereby;

(d)           expenditure or transaction with a monetary commitment by the Company exceeding $20,000 individually or $60,000 in the aggregate with respect to any single Person;

(e)           settlement, discharge, waiver, release or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company) exceeding $50,000 individually or $200,000 in the aggregate with respect to any single Person, other than any such settlement, discharge, waiver, release or satisfaction entered into in the Ordinary Course on terms that were consistent in all material respects with previously existing Contract provisions;

(f)            destruction of, damage to, or loss of any assets (whether tangible or intangible) of the Company, resulting in a loss of more than $50,000 (whether or not covered by insurance);

(g)           material employment dispute, including claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(h)           change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(i)            change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes by the Company;

(j)            revaluation by the Company of any asset (whether tangible or intangible), including writing down the value of inventory or writing off a note or an accounts receivable, in an amount exceeding $50,000;

(k)           declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(l)            increase in the salary or other compensation payable or to become payable by the Company to any officer, director or employee, or the declaration, payment, commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment or bonus to any such officer, director or employee;

(m)           entry into (or termination, extension, material amendment or material modification of the terms of) any Contract to which the Company is a party or by which they or any of its assets (whether tangible or intangible) are bound, other than Contracts entered into in the Ordinary Course;

(n)           sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, other than any such disposition made in the Ordinary Course or involving receipt of less than $50,000;

(o)           loan by the Company to any Person, purchase by the Company of any debt securities of any Person, or capital contributions to investment in any Person;

(p)           creation or other incurrence by the Company of any Lien (other than a Permitted Lien) on any of their assets;

(q)           incurring by the Company of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any such indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

(r)           commencement or settlement of any lawsuit by the Company, or commencement, settlement, written notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

(s)           notice of any claim or potential claim of ownership, interest or right by any Person other than the Company in or to the Intellectual Property owned by the Company or of infringement by the Company of any other Person’s Intellectual Property;

(t)            issuance, grant, delivery or sale by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, other than shares of Company Common Stock issued upon exercise of options outstanding as of the Balance Sheet Date;

(u)           (i) sale or license of any Intellectual Property owned by the Company or execution of any Contract with respect to Intellectual Property owned or exclusively licensed by the Company with any Person, other than any such sale or license entered into in the Ordinary Course, (ii) purchase or license of any Intellectual Property or execution of any Contract with respect to the Intellectual Property of any Person, other than in connection with a purchase or license of “off-the-shelf” software, (iii) Contract with respect to the development of any Intellectual Property with a third party, (iv) material change in pricing or royalties set or charged by the Company to its customers or licensees, or (v) material change in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

(v)           Contract or modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products or any Intellectual Property of the Company, in each case other than in the Ordinary Course;

(w)           event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company;

(x)            any Contract to purchase or sell any interest in real property, grant any Lien on any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement;

(y)           acquisition of or Contract to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition of or Contract to acquire, other than in the Ordinary Course, assets or equity securities that are or would be material, individually or in the aggregate, to the business of the Company;

(z)            cancellation, amendment or renewal of any insurance policy; and

(aa)          agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (z) of this Section 2.11.

2.12	Accounts Receivable.

(a)           Section 2.12 of the Disclosure Schedule lists all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b)           Subject to any reserves set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied), all of the accounts receivable of the Company are (i) valid and genuine and have arisen solely out of bona fide sales, licenses, performances of services and other business transactions in the Ordinary Course, in each case with Persons other than Affiliates, (ii) are not subject to any Lien (other than a Permitted Lien), and (iii) to the Company’s Knowledge, are not subject to any valid defenses, set-offs or counter-claims.  Since the Balance Sheet Date, no request or agreement for a deduction or discount has been made with respect to any accounts receivable of the Company.

2.13           Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and liabilities, including, but not limited to, Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes as well as public imposts, fees and social security charges (including, but not limited to, health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.13(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.13(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any Contract with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(b)	Tax Returns and Audits.

(i)            The Company has (a) prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been or will be completed in accordance with applicable law, and (b) timely paid in full all Taxes due and payable by the Company.

(ii)            The Company has withheld or paid to the appropriate authorities or depositories, with respect to their employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so withheld or paid.

(iii)           The Company is not now delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company.  The Company has not executed any waiver of any statute of limitations (that has not expired) extending the period for the assessment or collection of any Tax.

(iv)           To the Knowledge of the Company, no audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified in writing of any request for such an audit or other examination that remains outstanding as of the date hereof.

(v)           The Company had no liability for unpaid Taxes as of the Balance Sheet Date that was not accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the Ordinary Course.

(vi)           The Company has provided or made available to Parent or its legal counsel copies of all Returns (as listed in Section 2.13(b)(vi) of the Disclosure Schedule) filed for all periods since January 1, 2006.

(vii)         Except as set forth in Section 2.13(b)(vii) of the Disclosure Schedule, there are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes.  The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

(viii)        None of the Company’s assets is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(ix)           The Company has (a) never been (1) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent), (2) a party to any Tax sharing, indemnification or allocation Contract, or (3) a party to any joint venture, partnership, limited liability company or other arrangement that could be treated as a partnership for Tax purposes or (b) no liability for the Taxes of any Person (other than Company), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(x)           The Company’s Tax basis in its assets for purposes of determining their future amortization, depreciation and other income Tax deductions is accurately reflected on its Tax Books and Records.

(xi)           The Company is not and has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii)          No adjustment relating to any Return that has been filed by the Company and for which the period for the making of such adjustment has not expired by the application of a statute of limitation, is pending or has been proposed to the Company by any Tax authority or is expected to be proposed.

(xiii)         The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xiv)        The Company has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xv)         The Company has not received written notice of a claim made by a Tax authority in a jurisdiction where it does not currently file Returns that it is or may be subject to Taxation by that jurisdiction.

(xvi)        The Company has in effect no power of attorney (or similar authority) as to any matters regarding Taxes that will remain in effect as of the Effective Time.

(xvii)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of the occurrence or existence of any of the following prior to the Effective Time (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Time, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), (C) any intercompany transaction or any excess loss account as described in Treasury Regulation Section 1.1502-19 (or any corresponding provision of state, local or foreign Tax law), (D) any installment sale or open transaction or (E) as a result of any prepaid amount received on or prior to the Effective Time.

(xviii)      The Company has filed all required Forms 5471 and foreign bank account reporting forms.

(xix)         The Company is in compliance in all material respects with all transfer pricing laws, including Section 482 of the Code and comparable provisions of state, local and foreign law, including where required the maintenance of properly and timely documented transfer pricing methodology, relating to any applicable Taxes.  The Company does not have an advanced pricing agreement, or similar agreement, with any governmental authority.

(xx)          The Company has properly disclosed on its Tax Returns all positions that could result  in a substantial understatement as defined in Section 6662 of the Code.

(xxi)         The Company has not participated in a “tax shelter” within the meaning of Section 6662 of the Code.

(xxii)        The Company has not filed IRS Form 8275 or 8275-R to disclose certain tax positions.

(xxiii)       The Company has not extended the time to file their Tax Returns for any open Tax years.

2.14          Restrictions on Business Activities.  Except as set forth in Section 2.14 of the Disclosure Schedule, there is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting any material business practice of the Company, the conduct of business by the Company in the Ordinary Course, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person in any material respect.  Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.15	Real Property; Condition of Equipment; Customer Information.

(a)           The Company owns no real property, nor has the Company ever owned any real property.  Section 2.15(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), and, for each parcel of Leased Real Property, the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b)           The Company has provided Parent true, correct and complete copies of all lease guaranties, subleases, and Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to each Leased Real Property, including all amendments, terminations and modifications thereof that are currently in effect (“Lease Agreements”).  All of the Lease Agreements are valid and effective in accordance with their respective terms.  There is not, under any of the Lease Agreements, any existing event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of the Company, or, to the Knowledge of the Company, any other party thereto.  The Company has received no notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn.  The Closing will not affect the Company’s continued use and possession of the Leased Real Property for the conduct of business in the Ordinary Course.  The Company enjoys peaceful and undisturbed possession, in all material respects, under each of the Lease Agreements.  There are no other parties occupying, or with a right to occupy, any Leased Real Property.  The Company owes no brokerage commissions or finders fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreement.

(c)           Each Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, ordinary wear and tear excepted, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business of the Company in the Ordinary Course.  To the Knowledge of the Company, the operation of the Company on each Leased Real Property, including the improvements thereon, does not violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d)           The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, free and clear of any Liens (other than a Permitted Lien), except as reflected in the Current Balance Sheet.

(e)           Section 2.15(e) of the Disclosure Schedule lists each item of equipment owned or leased by the Company having a fair market value of more than $1,000, and such equipment is (i) adequate for the conduct of the business of the Company in the Ordinary Course, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.16	Intellectual Property.

(a)	“Intellectual Property” means:

(i)             any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, utility model, patent application, statutory invention registration or disclosure record for the foregoing, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any such patent, utility model, patent application, statutory invention registration or disclosure record;

(ii)            any trademark, service mark, trade dress, logo, trade name, corporate name, domain name, Uniform Resource Locator (URL) or other internet address, telephone or fax number, whether or not registered, together with any translation, adaptation, derivation, or combination thereof and including any associated goodwill, and any application for registration, registration, or renewal of the foregoing;

(iii)           any copyrightable work (including, but not limited to, advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content) and any copyright therefor, and any application for registration, registration, or renewal of the copyright;

(iv)           any trade secret or confidential or proprietary business, technical or marketing information (including, but not limited to, any idea, research and development, know-how, formula, algorithm, composition, production process or technique, data, design, layout, plan, proposal, drawing, specification, customer or supplier list, and pricing and cost information);

(v)           any mask works and any registrations and applications therefor;

(vi)          any computer software (whether in general release or under development), including, without limitation, source code, object code, files, records and databases and all related data and related documentation;

(vii)         any other proprietary right including moral rights and waivers of such rights by others and the right to sue and recover damages, attorneys’ fees and costs for past infringement of any patent, trademark, or copyright; and

(viii)        any copies or tangible embodiment of any of the foregoing in whatever form or medium and all files relating thereto.

(b)           To the Knowledge of the Company, the Company owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property that is used or exploited in, or that is necessary to conduct, the business of the Company as that business is presently conducted.  To the Knowledge of the Company, the Company owned, or was licensed for, and in any event possessed sufficient and legally enforceable rights with respect to, all Intellectual Property that was used or exploited in the business of the Company at the time such Intellectual Property was used or exploited.

(c)           Section 2.16(c) of the Disclosure Schedule sets forth, for the Intellectual Property owned by Company, a complete and accurate list of all (1) patents and patent applications, (2) trademark and service mark registrations and applications therefor, (3) unregistered trademarks and service marks, (4) domain names, (5) copyright registrations and applications therefor, and (6) material unregistered copyrights, indicating for each, where applicable, (i) the jurisdiction, (ii) the patent, registration, or application number, (iii) the date issued, (iv) the date filed, and (v) the owner of record.

(d)           Section 2.16(d) of the Disclosure Schedule also sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder and whether written or otherwise, and any written consent to use, settlement or other agreements relating to any Intellectual Property to which the Company is a party or otherwise bound (collectively, the “License Agreements”) other than those agreements (1) in the form of the Company’s standard form of Contract, including with those modifications generally agreed to by the Company, having a value of less than $150,000, (2) granting non-exclusive rights to the Company to use software or other Intellectual Property on the licensor’s non-negotiated commercial off-the-shelf terms available to licensees in the market generally or (3) confidentiality or nondisclosure Contracts permitting access to the confidential information of the Company for review or evaluation and not for productive commercial use (collectively (1), (2) and (3), the “Standard Agreements”), indicating for each the title, the parties, the date executed and the Intellectual Property covered thereby.

(e)           Section 2.16(e) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all product and service offerings (including, but not limited to, software) of the Company that have been offered for sale, sold, licensed, distributed, or otherwise made available to third parties in return for consideration by the Company since February 2005 or which the Company intends to offer for sale, sell, distribute or otherwise dispose of in the future as set forth in the Development Plan, including any products or service offerings under development (collectively, the “Company Products”).  Section 2.16(e) of the Disclosure Schedule also lists, for each such product and service offering, all third party Intellectual Property that is incorporated into, integrated into, or bundled with the product or service offering and identifies (i) the applicable Contract under which such third party Intellectual Property is licensed to the Company and (ii) the product or service offering into or with which the third party Intellectual Property is incorporated, integrated, or bundled.  Except as set forth in Section 2.16(e) of the Disclosure Schedule, each Contract listed includes a valid, written, perpetual and non-terminable (except for cause) license to the third party Intellectual Property incorporated, integrated or bundled into the product or service offering of the Company.

(f)           The Company has all right, title, and interest in and to the Intellectual Property owned by the Company free and clear of any Liens (other than licenses granted in the Ordinary Course and any Permitted Lien) and is listed in the records of the appropriate federal , state or foreign agency as the sole owners of record for each patent, registration, or application listed on Section 2.16(c) of the Disclosure Schedule.  In each case in which the Company has acquired, other than through a license, any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property to the Company.

(g)           The Intellectual Property owned by the Company and, to the Knowledge of the Company, any Intellectual Property licensed, used or exploited by the Company, are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned.  No claim has been made, asserted, or to the Knowledge of the Company, threatened, or is pending against the Company based upon, challenging or seeking to deny or restrict the use or exploitation by the Company of any of the Intellectual Property owned or licensed by the Company.  Other than ex parte prosecution of patent, trademark, service mark or copyright applications, there are no proceedings or actions pending before any court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) related to any of the Intellectual Property owned by the Company.  Except as set forth on Section 2.16(g) of the Disclosure Schedule, there are no actions that must be taken within 90 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the Intellectual Property owned by the Company.  The Company has complied with the duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company and has not made any material misrepresentations in such patent applications.  To the Knowledge of the Company, all information that is material to the patentability of the inventions claimed in the patent applications has been disclosed to any patent office requiring disclosure of such information.

(h)           The Company has, or has caused to be, delivered to the Parent correct, complete, and fully executed copies of all License Agreements identified in Section 2.16(d) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates).  With respect to each of the License Agreements, the Company represents and warrants that:

(i)            the license agreement, together with any and all ancillary documents pertaining thereto, is legal, valid, binding, and enforceable and in full force and effect and represents the entire agreement with respect to the subject matter of such license agreement;

(ii)            the license agreement, together with any and all ancillary documents pertaining thereto, will continue to be legal, valid, binding, and enforceable and in full force and effect on terms identical to those currently in effect upon consummation of the transactions contemplated by this Agreement and the consummation of such transactions will not constitute a breach or default under such license agreement or otherwise result in the modification, cancellation, termination, suspension or acceleration of the license agreement or any obligation (including payments) thereunder nor give any party to the license agreement other than the Company a right to terminate such license;

(iii)           the Company has not received any notice of termination or cancellation under such license agreement, nor any notice of a breach or default under such license agreement which has not been cured and the Company has not sublicensed or granted any of the licensed rights to another party in violation of the license agreement;

(iv)           The Company (nor to the Knowledge of the Company, any other party to such license) is not in breach or default in any material respect and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification, or acceleration under such license agreement;

(v)            the license agreement does not grant any third party exclusive rights to any Intellectual Property owned by the Company nor any right to sublicense Intellectual Property owned by the Company to another party; and,

(vi)           the license agreement does not grant any third party ownership or a license to any improvement or derivative work of third party Intellectual Property made by the Company.

(i)            The consummation of the transactions contemplated by this Agreement will not (i) result in the termination or impairment of any of the Intellectual Property owned by Company; (ii) result in the grant of any rights to any third party in the Intellectual Property owned by the Company; (iii) bind the Company to any exclusivity obligations, non-compete or other restrictions on the operation or scope of the business of the Company; (iv) obligate the Company to pay any royalties or other amounts to any third party in excess of those payable by the Company in the absence of this Agreement; or (iv) require the consent of any governmental authority or third party in respect of any Intellectual Property owned by the Company.  As a result of the transactions contemplated by this Agreement, upon the Closing, the Company will continue to own or possess adequate and enforceable licenses, sublicenses, or other rights to use and/or exploit, without payment of any additional fee, all the Intellectual Property owned or licensed by the Company.

(j)            There are no settlements, forbearances to sue, consents, judgments, orders or similar obligations which (1) restrict the Company’s rights to use any Intellectual Property, (2) restrict the business of the Company in order to accommodate a third party’s Intellectual Property or (3) permit third parties to use any Intellectual Property owned by the Company.  The Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements or the Standard Agreements and no royalties, honoraria or other consideration is payable by the Company for the use of or right to use any Intellectual Property except pursuant to the License Agreements or the Standard Agreements.

(k)            To the extent indicated in Section 2.16(c) of the Disclosure Schedule, such Intellectual Property has been duly registered in, filed in, or issued by, the offices indicated in Section 2.16(c) of the Disclosure Schedule.  In each case where a registration or patent or application for registration or patent listed in Section 2.16(c) of the Disclosure Schedule is held by the Company by assignment, the assignment has been duly recorded with the Governmental Entity from which the original registration or patent issued or before which the application for registration or patent is pending.

(l)             To the Knowledge of the Company, no third party is infringing, misappropriating, diluting, or violating any Intellectual Property owned or exclusively licensed by the Company.

(m)           To the Knowledge of the Company, (i) the Company Products (ii) the conduct of the business by the Company, and (iii) the use or exploitation of the Intellectual Property owned or licensed by the Company as of the date of this Agreement do not conflict with or otherwise infringe or misappropriate the rights or property of any Person.  To the Knowledge of the Company, no claim has been made, asserted or threatened, or is pending against the Company alleging that any of (i), (ii), (iii) or (iv) conflict with or otherwise infringe or misappropriate the rights or property of any Person.  The Company has not received any written communication that offers to license or grant any other rights or immunities under any Intellectual Property of any other Person other than Intellectual Property subject to the License Agreements or Standard Agreements.

(n)           The Company has not (i) entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or grant any exclusive license to use or distribute (or entered into any Contract under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property owned by the Company to any other Person, (ii) other than in a License Agreement or Standard Agreement entered into in the Ordinary Course, entered into any Contract under which it has granted any covenant not to sue, assert or exploit any Intellectual Property owned by the Company, or (iii) entered into any Agreement under which the Company has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Intellectual Property owned by the Company.

(o)           All disclosures of confidential Intellectual Property by the Company to third parties have been made pursuant to non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose.  All current and former employees, consultants and contractors of the Company have executed non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose.  Each current and former employee, consultant, and contractor of the Company who is or was involved in, or who has contributed to, the conception, creation or development of any of the Intellectual Property owned by the Company has executed and delivered (and to the Knowledge of the Company, is in compliance with) an agreement assigning such contribution to the Company.

(p)           With respect to each trade secret of the Company, the documentation relating to such trade secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secrets (including the enforcement by the Company of a policy requiring each employee, consultant, or contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard form).  The trade secrets are not part of the public knowledge or literature and, to the Knowledge of the Company, have not been used, divulged or appropriate either for the benefit of any Person (other than the Company) or to the detriment of the Company.

(q)           The Company Products, including any software products currently licensed by the Company to customers, are in substantial conformance with all applicable contractual commitments, express and implied warranties, specifications and the current documentation, whether electronically embedded, written or otherwise, distributed with such Company Products, except for errors and bugs of the type, scope and nature generally acceptable in the industry for similar types of products.  The Company has taken commercially reasonable actions to document the Company Products and their operation, such that the Company Products (including, in the case of software, source code and documentation) may be understood, modified, and maintained in an efficient manner by persons of ordinary skill in the relevant industry.

(r)           The Company has the right to use, pursuant to valid licenses or other rights of use, all software development tools, library functions, compilers and all other third-party software  that are used by the Company as part of, or are necessary to, the business of the Company as conducted in the Ordinary Course to create, modify, compile, operate or support any software comprising Intellectual Property owned or exclusively licensed by the Company or that is incorporated into the Company Products.

(s)           Neither this Agreement nor the transactions contemplated by this Agreement will result in any third party being granted rights or access to, or the placement in or release from escrow or similar arrangement, any Intellectual Property owned by the Company including, but not limited to, source code for any software.  Except for disclosures to the employees, consultants, and contractors of the Company in the Ordinary Course, neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Intellectual Property owned by the Company including, but not limited to, source code for any software of the Company that the Company does not, in the Ordinary Course, provide or make available in source code or human readable form.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person acting on its behalf to any Person of any Intellectual Property owned by the Company including, but not limited to, source code for any software owned the Company.  Except for disclosures to the employees, consultants, and contractors of the Company in the Ordinary Course, Section 2.16(s) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any Intellectual Property owned by the Company including, but not limited to, source code for any software owned by the Company, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Intellectual Property owned by the Company including, but not limited to, source code for any software owned by the Company.

(t)           The software products and computer-based services of the Company are free from any computer programs, instructions, routines, features, or code intended to adversely affect the operation, integrity, or function of, or provide unauthorized access to, or use of, any computer system, computer program (including the software products and computer-based services themselves) or data operated upon, processed by, or stored by, any computer system, including viruses, worms, Trojan horses, time bombs, spyware, and trap doors.  The Company and has in place appropriate disaster recovery plans, procedures and facilities and have acted in a commercially reasonable manner to safeguard the information technology systems utilized by the Company in the operation of its business and restrict unauthorized access thereto.

(u)           “Open Source Materials” means materials (i) subject to any license that requires as a condition of use, modification and/or distribution thereof, that such materials, or materials combined and/or distributed with such materials be (A) disclosed or distributed in source code or similar form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or (ii) subject to any license or right that the Open Source Initiative has recognized or approved as an open source license.  The Company has made available to Parent all source code of the Company Products and/or the Company’s Intellectual Property for review by Parent to determine whether the source code includes Open Source Materials.  The Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Products or the Intellectual Property of the Company, (b) distributed Open Source Materials in conjunction with the Company Products or the Intellectual Property of the Company, or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Company Products or the Intellectual Property of the Company or grant, or purport to grant, to any third party, any rights or immunities under the Intellectual Property of the Company (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

(v)           The Company is not now nor has been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Intellectual Property owned by the Company.  In addition, if any Intellectual Property owned by the Company was acquired from a Person other than an employee of or contractor to the Company, then, to the Knowledge of the Company, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property.  The Company has no present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Intellectual Property owned by the Company by virtue of the Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization

(w)           The Company has complied with all applicable laws and contracts to which it is a party and its internal privacy policies relating to (i) the privacy of users of the Company Products and all Internet websites owned, maintained or operated by the Company and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company.  Each of the websites of the Company and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws and contracts to which the Company is a party and that are in effect as of the applicable dates and none of such disclosures made or contained in any of the websites of the Company or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable law or contract to which the Company is a party.  The Company conforms, and at all times has conformed, in all material respects to its privacy policies.  No claims have been asserted or, to the Knowledge of the Company, are threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under the privacy policies of the Company under any contract, or under any law.  With respect to all personal and user information described in this section, the Company has at all times taken all steps reasonably necessary (including without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure other misuse.  To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.  The execution, delivery and performance of this Agreement, will comply with all applicable laws relating to privacy and with the privacy policies of the Company.  The Company has not received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

2.17	Contracts.

(a)           Except as set forth in Section 2.17(a) of the Disclosure Schedule, the Company is not a party to, or bound by:

(i)            any employment Contract, other than an “at will” employment Contract entered into in the Ordinary Course; any consulting Contract with an individual consultant that involves annual payments by the Company of more than $50,000 and that is not cancelable without penalty within 90 days; or any Contract to grant any severance or termination pay (in cash or otherwise) to any employee, officer or director;

(ii)            any Contract of indemnification between the Company and any current or former officer or director of the Company;

(iii)           any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)           any fidelity or surety bond or completion bond;

(v)            any lease of personal property requiring the payment of more than $25,000 in any twelve-month period;

(vi)           any Lease Agreement;

(vii)          any Contract of indemnification or guaranty, other than Contracts entered into in the Ordinary Course with customers, resellers, distributors, suppliers and licensors;

(viii)         any Contract of indemnification with a customer in excess of $50,000 that (A) does not eliminate the Company’s potential liability for consequential or incidental damages or (B) place a cap on the potential liability of the Company under such Contract;

(ix)           any Contract relating to capital expenditures and involving future payments in excess of $25,000 individually or $75,000 in the aggregate;

(x)            any executory Contract relating to the disposition or acquisition by the Company of any assets outside the Ordinary Course or pursuant to which the Company has any material ownership interest in any business enterprise other than the Company’s Subsidiaries;

(xi)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course;

(xii)          any partnership, dealer, distribution, joint marketing, joint venture, strategic alliance, affiliate, development agreement or similar Contract involving payments in excess of $50,000 since January 1, 2011;

(xiii)         any Contract to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiv)         any Contract to sell, license or distribute any of the Company Products or services or any of the Company’s technology, other than agreements with distributors, sales representatives or other resellers in the Ordinary Course;

(xv)	any License Agreement; or

(xvi)         other than customer purchase orders or other customer Contracts, any Contract that involves payment or receipt of in excess of $25,000 individually in any 12 month period and is not cancelable without penalty within 30 days.

(b)           Section 2.17(b) of the Disclosure Schedule contains a list of the Company’s ten largest customers for each of the fiscal years ended January 31, 2010 and January 31, 2011 and sets forth opposite the name of each such customer the percentage of net revenue attributable to such customer.  During the last 12 months, the Company has not received any written notice or written threat of termination from any of such customers that such customer intends or otherwise anticipates a termination of, or reduction of more than $50,000 per year in, the level of business with the Company.

(c)           True and complete copies of each Contract required to be disclosed pursuant to Section 2.17(a) (each a “Material Contract” and collectively, the “Material Contracts”) have been made available to Parent.  Each Material Contract is a valid and binding agreement of the Company and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect except to the extent it has previously expired in accordance with its terms.

(d)           The Company has not, nor to the Knowledge of the Company any other party thereto has not, breached or violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract.

(e)           Following the Effective Time, the Company will be permitted to exercise all of its rights under each Material Contract without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which the Company would otherwise be required to satisfy, perform or pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

(f)           All outstanding indebtedness of the Company may be prepaid without penalty.

2.18         Related Party Transactions.  Other than as set forth in Section 2.18 of the Disclosure Schedule, no Related Party is indebted to the Company, other than for advances for expenses in the Ordinary Course, and the Company is not indebted to any Related Party.  Other than as set forth in Section 2.18 of the Disclosure Schedule, since January 1, 2010, no Related Party has had, directly or indirectly, (i) an interest in any entity that competes directly with the Company, (ii) any interest in an entity that purchases from, or sells or furnishes to, the Company any goods or services other than any such interest reflecting terms negotiated or otherwise determined on an arm’s-length basis or (iii) a direct financial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.18.

2.19         Governmental Authorization.  Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company conducts its business or (ii) which is required for the conduct of such business as currently conducted or currently contemplated to be conducted as set forth in the Development Plan (collectively, “Company Authorizations”) has been issued or granted to the Company.  The Company Authorizations are in full force and effect.  The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under the Company Authorizations.  None of the Company Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

2.20         Litigation.  There is no action, suit, claim or proceeding of any nature pending and served or, to the Knowledge of the Company, threatened or pending and not served against the Company or its assets (tangible or intangible) or, to the Knowledge of the Company, against any officer and director of the Company in his or her capacity as such, nor to the Knowledge of the Company is there any reasonable basis therefor.  There is no investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its assets (tangible or intangible) or any officer or director in his or her capacity as such by any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. The Company has not received any written notice from any Governmental Entity that challenges the legal right of the Company to conduct its business as currently conducted or as currently contemplated to be conducted in the Development Plan.

2.21         Minute Books.  The minute books of the Company made available to counsel for Parent contain complete and accurate copies of all minutes, to the extent recorded, for meetings held, and written consents delivered, by the stockholders and Board of Directors of the Company since the time of incorporation of the Company.  At the Closing, the minute books of the Company will be in the possession of the Company.

2.22         Environmental Matters.  The Company has not generated, used, treated, stored, released, discharged or disposed of any Hazardous Materials on any Leased Real Property nor on any other property on which the Company has conducted its business and, to the Knowledge of the Company, no Hazardous Materials have been generated, used, treated or stored on, released, discharged or disposed of onto, from or under any Leased Real Property or on any other property on which the Company has conducted its business, except (i) in compliance with Environmental Laws in all  material respects, and (ii) in a manner that would not give rise to any Environmental Claim or to any other liability or obligations under Environmental Laws.  The Company is and has at all times been in compliance with Environmental Laws with respect to the conduct of its business.  There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company.

2.23         Brokers’ and Finders’ Fees; Third Party Expenses.

(a)           Other than as set forth in Section 2.23(a) of the Disclosure Schedule, the Company has not incurred any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

(b)           Section 2.23(b) of the Disclosure Schedule identifies those Persons to which the Company expects Third Party Expenses will be payable.  The Company currently estimates that the Third Party Expenses will total less than $2,235,740.87.  The Persons to which Third Party Expenses will be paid, as finally determined, shall be set forth in the Statement of Expenses to be delivered pursuant to Section 5.1(g).

2.24         Employee Benefit Plans and Compensation.

(a)           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)           “Affiliate” as used in this Section 2.24 shall mean each Subsidiary of the Company and any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(ii)           “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(iii)          “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, other employee benefits or remuneration of any kind (other than payment of regular wages and salary), whether written or unwritten, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate, or with respect to which the Company, or any Affiliate has or may have any liability or obligation, for the benefit of any Employee, including any International Employee Plan.

(iv)          “DOL” shall mean the United States Department of Labor.

(v)           “Employee” shall mean any current or former employee, consultant or director of the Company or any Affiliate.

(vi)          “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, loan, visa, work permit or other Contract (including any offer letter or other Contract providing for compensation or benefits other than payment of regular wages and salary) between the Company or any Affiliate and any Employee.

(vii)         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(viii)        “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(ix)          “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(x)           “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally, or with respect to which the Company or any Affiliate has or may have any liability with respect to Employees who perform services outside the United States.

(xi)          “IRS” shall mean the United States Internal Revenue Service.

(xii)         “Multiemployer Plan” shall mean any Pension Plan, which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(xiii)        “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(xiv)        “PPACA” shall mean the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act.

(b)           Schedule.  Section 2.24(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than agreements with temporary administrative, financial, marketing or sales personnel for less than $25,000 (collectively, “Excluded Temporary Agreements”)) as of the date of this Agreement.  Except as set forth on Section 2.24(b)(2) of the Disclosure Schedule, neither the Company nor any Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement (other than “at will” employment Contracts entered into in the Ordinary Course or Excluded Temporary Agreements), or to modify any Company Employee Plan or Employee Agreement resulting in additional liability to the Company or an Affiliate (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement, and except for Excluded Temporary Agreements).  Section 2.24(b)(3) of the Disclosure Schedule sets forth a table setting forth the name and base salary of each employee of the Company and each Affiliate as of the date hereof.  To the Knowledge of the Company, no employee listed on Section 2.24(b)(3) of the Disclosure Schedule has expressed to any director or officer of the Company any intent to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in connection with this Agreement.

(c)           Documents.  The Company and each Affiliate have provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement (other than Excluded Temporary Agreements) including all amendments thereto and all related trust documents, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (vi) all currently effective written Contracts relating to each Company Employee Plan in effect as of the date hereof, including administrative service agreements and group insurance contracts, (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case in the Company’s possession and, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) other than correspondence provided routinely with respect to such Company Employee Plans, all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law), (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xii) all “HIPAA Privacy Notices” and all “Business Associate Agreements” to the extent required under HIPAA in effect as of the date hereof and (xiii) all IRS determination opinion, notifications and advisory letters issued with respect to each Company Employee Plan and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter.

(d)           Employee Plan Compliance.  (i) The Company and each of its Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code.  (ii) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained an IRS favorable determination letter (or IRS notification, advisory, or opinion letter, as applicable) as to its qualified status under the Code.  (iii) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  (iv) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  (v) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses).  (vi) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  (vii) Neither the Company nor any Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  (viii) The Company and each Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.  (ix) To the extent subject to Code Section 409A, each Company Employee Plan has been in compliance with Code Section 409A since January 1, 2005, subject to the standards for compliance provided thereunder.

(e)           No Pension or Welfare Plans.  Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA, Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(f)            No Self-Insured Plan.  Except as set forth in Section 2.24(f) of the Disclosure Schedule, neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees other than a severance or termination payment plan or arrangement (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)           Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)           No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any individual for any reason, except for severance or termination pay or benefits, and except as may be required by COBRA or other applicable statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other individual that such Employee(s) or other individuals would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i)            COBRA; FMLA; HIPAA; PPACA.  The Company and each Affiliate has complied with COBRA, FMLA, HIPAA, PPACA the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees.  To the extent required under HIPAA and the regulations issued thereunder, Company and each Affiliate have performed in all material respects all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142).  Except as set forth in Section 2.24(i) of the Disclosure Schedule, neither the Company nor any of its Affiliates has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j)            Effect of Transaction.  Except as set forth in Section 2.24(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k)            Parachute Payments.  Except as set forth in Section 2.24(k) of the Disclosure Schedule, there is no Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code as a result of the transactions contemplated herein.  There is no Contract by which the Company or any of its Affiliates is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.  Section 2.24(k) of the Disclosure Schedule lists all individuals who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l)            Employment Matters.  The Company and each Affiliate is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  The services provided by each of the Company’s, and each Affiliate’s Employees is terminable at the will of the Company and its Affiliates.  Section 2.24(l) of the Disclosure Schedule lists all liabilities of the Company to any Employee that result from the consummation of the transactions contemplated by this Agreement and lists any severance or change of control agreements between the Company and any Employee.  Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any individual as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m)           Labor.  No work stoppage or labor strike against the Company or any Affiliate is pending, or, to the Knowledge of the Company, threatened.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending or threatened relating to any labor matters involving any Employee, including charges of unfair labor practices or discrimination complaints.  Neither the Company nor any Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company has complied with the overtime pay requirements of applicable laws and regulations, including the Fair Labor Standards Act.  Neither the Company nor any Affiliate is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.  Neither the Company nor any Affiliate has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(n)           International Employee Plans.  Section 2.24(n) of the Disclosure Schedule contains an accurate and complete list of each International Employee Plan.  Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions in all material respects and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan in all material respects.  Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.  No condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

2.25         Insurance.  Section 2.25 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company since January 1, 2010, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  There is no pending claim with a total value (inclusive of defense costs) that will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, and each of the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  The Company has received no written notice of any threatened termination of, or premium increase with respect to, any of such policies, except to the extent any such policies and bonds will expire in accordance with their terms.  Except as set forth in Section 2.25 of the Disclosure Schedule, the Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.26         Compliance with Laws.  The Company has been in compliance in all material respects with, is not in material violation of, and, since January 1, 2005, has not received any written notice alleging any violation with respect to, any foreign, federal, state or local statute, law or regulation including, but not limited to regulations regarding encryption commodities and software (ENC) (15 C.F.R. 740.17 (2002)), or any applicable successor regulation thereto, with respect to the conduct of its business or the ownership or operation of its assets.

2.27         Foreign Corrupt Practices Act.  Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, employees or others acting on its behalf, has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.28         Warranties; Indemnities.  Section 2.28(a) of the Disclosure Schedule sets forth copies of the standard written warranties of the Company with respect to Company Products or Intellectual Property licensed or sold or services rendered by the Company.  Except for (i) such standard warranties, (ii) warranties implied by law or (iii) as set forth in Section 2.28(b) of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to Company Products or Intellectual Property licensed or sold or services rendered by the Company in any customer Contract that involves in excess of $50,000.

2.29         Complete Copies of Materials.  The Company has delivered or made available to Parent a true and complete copy of each document identified in the Disclosure Schedule.

2.30         Representations Complete.  To the Knowledge of the Company, none of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, taken together as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.31         No Other Representation or Warranty.  Except for the representations and warranties contained in Article II, neither the Company nor any other Person makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, whether made by the Company, or any of its officers, directors, employees, agents or representatives, with respect to the Company, the execution and delivery of this Agreement or any other document executed by the Company, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to Parent or any of its representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.1           Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and the State of Delaware, respectively.

3.2	Authority.

(a)           Parent has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent.  This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by each Party other than Parent, this Agreement constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)           Merger Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub.  This Agreement has been duly executed and delivered Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each Party other than Parent, this Agreement constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3           No Conflict.  The execution and delivery of this Agreement by Parent and Merger Sub and of the Escrow Agreement by Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Conflict with (i) any provision of the articles of incorporation or bylaws of Parent or certificate of incorporation or bylaws of Merger Sub, as amended, (ii) any material Contract of Parent or its Subsidiaries, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its Subsidiaries or any of their respective properties (whether tangible or intangible) or assets, except, in the case of clause (iii) above, where such Conflict would not, in the aggregate, reasonably be expected to have a material effect on the ability of Parent or the Merger Sub to operate in the Ordinary Course.

3.4           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any other third party, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Escrow Agreement or the consummation of the transactions contemplated hereby and thereby.

3.5           Brokers’ and Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub and that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.6           Litigation.  There is no action, suit, claim or proceeding of any nature pending and served or, to the Knowledge of Parent, threatened or pending and not served against Parent, its Subsidiaries or their respective assets (tangible or intangible) or, to the Knowledge of Parent, against any officer and director of Parent or any of its Subsidiaries in his or her capacity as such, in each case that is reasonably likely to prevent or delay Parent or Merger Sub in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

3.7           No Other Representation or Warranties.  Except for the representations and warranties contained in Article III with respect to Parent and Merger Sub, neither Parent nor Merger Sub or any other Person makes any representations or warranties, and each of Parent and Merger Sub hereby disclaims any other representations or warranties, whether made by Parent or Merger Sub, as applicable, or any of its officers, directors, employees, agents or representatives, with respect to Parent or Merger Sub, the execution and delivery of this Agreement or any other document executed by Parent or Merger Sub, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the Company or any of its representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Public Disclosure.  None of Parent, Merger Sub or the Company shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of the other Parties.  Notwithstanding the foregoing, Parent or the Company may make any public disclosure it believes in good faith, after consultation with outside counsel, is (a) required by applicable law or (b) required by, with respect to Parent, any requirement of the Nasdaq Global Select Market; provided, however, that prior to a disclosing Party making any such disclosure, the non-disclosing Party shall have the right to review such disclosure and to discuss any concerns relating thereto with the disclosing Party.

4.2	Employment Matters.

(a)           Parent agrees that each employee of the Company and its Subsidiaries who is a full-time employee of the Company or the Company’s Subsidiaries immediately following the Effective Time (collectively, the “Company Employees”), will continue to participate in the Company Employee Plans in place immediately prior to the Effective Time and as soon as is reasonably practicable will become eligible to participate in Parent’s or its Subsidiaries’ benefit plans with the same eligibility requirements and level of benefits as are offered to similarly situated employees of Parent and its affiliates at such time.  Parent shall (i) waive all waiting periods under Parent’s benefit plans and arrangements for the Company Employees; and (ii) give Company Employees full credit for all “years of service,” as that term is defined in Section 411(a)(5) of the Code, with the Company and its Subsidiaries (to the extent the Company gave effect) as if such service was with Parent, for purposes of eligibility and vesting under the employee benefits plans maintained by Parent and its affiliates.  The Parties agree to negotiate in good faith to develop a comprehensive compensation and benefit plan which will provide incentives to Company Employees to remain as employees of the Company and contribute to its continued growth.

(b)           At the Closing, Parent shall offer to the Employees listed on Section 4.2(b)(i) of the Disclosure Schedule a retention package consisting of cash and restricted stock units of Parent, over a multi-year vesting period, in the aggregate amount of $9,578,781, which shall be evidenced by a Retention Agreement in the form attached hereto as Exhibit F  (a “Retention Agreement”).  Parent shall provide to the Employees listed on Section 4.2(b)(ii) of the Disclosure Schedule monthly salary increases for the first twelve (12) months from the date of this Agreement in the amounts set forth on Section 4.2(b)(ii) of the Disclosure Schedule, which aggregate amount shall be $421,225.

(c)           The Company shall cause the Company’s 401(k) Plan to be terminated as of a date prior to the Effective Time, and Company shall make whatever amendments to the Company’s 401(k) Plan which are necessary for any applicable tax law changes, to effectuate such termination and to allow for distributions.

4.3           Spreadsheets.  On the date hereof, the Company shall deliver to Parent the following, each of which shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company:

(i)             a statement (the “Statement of Expenses”) that includes (i) the name and address of each Person that is to receive payment of Third Party Expenses, (ii) the amount of Third Party Expenses to be paid to such Person and (iii) payment information with respect thereto;

(ii)            a spreadsheet (the “Closing Payment Spreadsheet”) that includes (i) the name and address of record of each Stockholder and each Vested Optionholder and (ii) the amount of the Closing Payment payable to each Stockholder and each Vested Optionholder; and

(iii)           to the extent applicable, a spreadsheet (the “Unvested Optionholder Spreadsheet”) that  includes (A) the name of record of each holder of a Company Option that is not a Company Vested Option, (B) vesting dates, and other agreement terms necessary to accomplish the requirements of Section 1.6(b)(iii), and (C) the final calculations for the Converted Awards that reflect the calculations required in the Code Section identified in Section 1.6(b)(iii);

(iv)           a spreadsheet (the “280G Spreadsheet”) calculating “parachute payments” (as defined in Code Section 280G) for any “disqualified individual” (as defined in Code Section 280G) including the calculations of “excess parachute payments” (as defined in Code Section 280G), if any;

(v)            the Allocation Schedule (as defined in the Escrow Agreement); and

(vi)           the Holders List (as defined in the Paying Agent Agreement).

(b)           The documents listed in this Section 4.3 are collectively referred to in this Agreement as, the “Spreadsheets.”

4.4           Preservation of Books and Records; Post-Closing Access.  From and after the Effective Time, Parent shall cause the Company to preserve and keep the books and records relating to the Company and its Subsidiaries (the “Books and Records”) for a period of five years in accordance with Parent’s document retention policies and procedures and shall make the Books and Records available to the Stockholders’ Representative as may be reasonably required in connection with any legal proceedings against or governmental investigations of the Stockholders or government reporting obligation of the Stockholders or for any other reasonable business purpose arising from or relating to this Agreement, during regular business hours and upon the prior written request thereto by the Stockholders’ Representative.  In the event that Parent or the Company wishes to move or destroy any such books or records, such Party shall first give 10 days’ prior written notice to the Stockholders’ Representative, including the address of the location to which such books or records shall be moved.  Notwithstanding the foregoing, Parent or the Company, as the case may be, may restrict the Stockholders’ Representative’s access to the Books and Records to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to Parent or the Company may reasonably require Parent or the Company to restrict or prohibit access to any such information.  Such access shall also be subject to the granting Party’s reasonable security measures and insurance requirements.  Additionally, all access by the Stockholders’ Representative to the Books and Records shall be conditioned upon entering into a confidentiality agreement in a form reasonably satisfactory to Parent.

4.5           Additional Documents and Further Assurances.  Each Party, at the reasonable request of any other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

4.6           Certain Tax Matters.

(a)           Tax Sharing Agreements.  All Tax sharing agreements or similar Contracts with respect to or involving the Company or any of its Subsidiaries and a Person other than the Company or its Subsidiaries shall be terminated as of the Effective Time and, after the Effective Time, neither the Company nor its Subsidiaries shall be bound thereby or have any liability thereunder.

(b)           Preparation of Tax Returns; Payment of Taxes.  The Company shall prepare and file, or cause to be prepared and filed, all Returns of or which include the Company and its Subsidiaries that are required to be filed (after giving effect to any valid extension of time in which to make such filing) on or prior to the Effective Time.  The Company shall pay (or cause to be paid) all Taxes shown due with respect to such Returns.  Parent shall be responsible for the preparation and filing of all Returns with respect to Taxes of the Company and its Subsidiaries that are required to be filed after the Effective Time.  Parent shall provide to the Stockholders’ Representative a copy of each such Return that includes a taxable period (or portion thereof) ending on or before the Effective Time within 30 days of filing such return.  If the Stockholders’ Representative determines that any Return should have been prepared differently, the Stockholders’ Representative may so inform the Company.  If the Company agrees, it will amend such Return.  If the Company disagrees, and the Parties cannot resolve their differences, then the Parties shall engage a nationally recognized accounting firm to make a final determination of whether or not the Return should be amended.  The fees and expenses of such accounting firm shall be borne equally by the Parties.

(c)           Tax Proceedings.

(i)           Parent shall promptly notify the Stockholders’ Representative in reasonable detail of the receipt from a Taxing authority of any notice of the commencement of any Tax audit, examination or judicial or administrative proceeding or receipt from a Taxing authority of any proposed adjustment, demand or notice of deficiency which if determined adversely to the relevant taxpayer or after the lapse of time could be grounds for payment of Losses by the Stockholders under Article VI (each, a “Tax Proceeding”).

(ii)           Notwithstanding anything in this Agreement to the contrary and subject to the limitations in this paragraph, with respect to any Tax Proceeding, (A) Parent shall at Parent’s expense (x) control and direct such Tax Proceeding through representatives of its own choosing and (y) keep the Stockholders’ Representative reasonably and promptly informed of any significant developments in such Tax Proceeding; (B) to the extent reasonably required, the Stockholders’ Representative shall promptly execute or cause to be executed by the relevant taxpayer reasonable powers of attorney or other documents authorizing such representatives of the Party controlling such Tax Proceeding to act in connection with such Tax Proceeding; and (C) Parent shall not pay or compromise any Tax liability asserted in such Tax Proceeding for which indemnification is available hereunder without the Stockholders’ Representative prior written consent, which consent shall not be unreasonably withheld or delayed (provided that Parent has exhausted commercially reasonable avenues to eliminate, settle or compromise such Tax liability in a manner intended to minimize the amount required to be paid from the Escrow Fund pursuant to Article VI).  Notwithstanding the foregoing, the Stockholders’ Representative may, at its election and at its expense, and upon request submitted to Parent, employ counsel of its own choosing who will be entitled to (I) receive reasonable advance notice of all meetings and phone conferences with taxing authorities in connection with such Tax Proceeding, (II) participate in all such meetings and phone conferences with taxing authorities in connection with such Tax Proceeding, and (III) review and comment in advance on any written submissions to a taxing authority in connection with any such Tax Proceeding.

(iii)           Parent and the Stockholders’ Representative shall cooperate fully in connection with any Tax Proceeding.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making the Stockholders’ Representative or his representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and the Stockholders’ Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any Taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d)           Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that, to the extent permissible by applicable Tax law: (i) all Tax deductions resulting from payments in respect of Company Vested Options pursuant to this Agreement will be allocated to taxable periods, or portions thereof, of the Company and its Subsidiaries ending on or before the Closing Date; and (ii) accordingly, the Company and its Subsidiaries will include all such Tax deductions on their separate Company federal, state, local or foreign income Tax Returns (as applicable).

4.7           Access and Investigation.  Prior to the Effective Time, upon reasonable notice, the Company shall, and shall cause its representatives to, afford Parent and its advisors, at Parent’s expense, with reasonable access, during regular business hours, to the Company’s and its Subsidiaries’ personnel, properties, Contracts, permits, Books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operation of the business of the Company and its Subsidiaries and is conducted under the supervision of appropriate personnel of the Company.  Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party).

4.8           Officers and Directors.

(a)           From and after the Effective Time, through the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to any current or former director or officer with respect to matters occurring prior to the Effective Time pursuant to the indemnification provisions under the Charter Documents as in effect on the date of this Agreement (such current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”).  For the avoidance of doubt, Parent and the Surviving Corporation may amend, repeal or modify, in any respect, the Charter Documents, however, no such amendment, repeal or modification shall diminish Parent’s obligations under the first sentence of this Section 4.8(a).

(b)           Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 4.8, provided that such D&O Indemnified Parties are entitled to the indemnities sought.

(c)           Prior to the Effective Time, the Company shall purchase a tail insurance policy of the same level or scope of directors’ and officers’ liability insurance as in effect immediately prior to the date hereof for the six-year period, in each case covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the Effective Time.

(d)           This Section 4.8 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

ARTICLE V

CLOSING DELIVERIES OF THE PARTIES

5.1           Closing Deliveries of the Company.  At the Closing, the Company shall deliver, or cause to be delivered, the following documents.

(a)           Merger Certificate.  The Company shall deliver to Parent for filing with the Secretary of State of the State of Delaware a properly completed and fully executed Certificate of Merger.

(b)           Affiliate Releases and Agreements.  The Company shall deliver to Parent (i) Confidentiality and Release Agreements executed by the directors of the Company in substantially the form attached to this Agreement as Exhibit G.

(c)           Key Employee Agreements.  The Company shall deliver to Parent non-solicitation, non-competition and development agreements in substantially the form attached to this Agreement as Exhibit H executed by the Company and the several Key Employees, each of which agreements (i) was delivered to the Company (with a copy to Parent) prior to the execution and delivery of this Agreement and (ii) remains in full force and effect, without amendment, as of the Closing.

(d)           Resignation of Officers and Directors.  The Company shall provide evidence satisfactory to Parent that (effective as of the Effective Time) each of the officers and directors of the Company in their capacities as such officers and directors has resigned and each such resignation shall be in effect as of the Effective Time.

(e)           Termination of the Plan.  Evidence, satisfactory to Parent, that the obligations set forth in Section 1.7(c) with respect to the termination of the Plan have been satisfied.

(f)            Potential Section 280G Payments.  Evidence satisfactory to Parent that (i) for each person who has a right to any 280G Benefits, a waiver of such person’s rights to some or all of such benefits (the “Waived 280G Benefits”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and (ii) a vote of the Stockholders was solicited and that either (A) the requisite Stockholder approval was obtained with respect to the Waived 280G Benefits and Other 280G Benefits by such number of Stockholders as is required by Section 280G(b)(5)(B)(i) of the Code after adequate disclosure required by Section 280G(b)(5)(B)(ii) of the Code was made to the Stockholders (the “280G Approval”) or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits and Other 280G Benefits subject to such vote shall not be paid or made.

(g)           Spreadsheets; Third-Party Expenses.  The Company shall deliver the Statement of Expenses, Closing Payment Spreadsheet, the Unvested Optionholder Spreadsheet, and the 280G Spreadsheets, each as of the Closing Date, pursuant to Section 4.3(a) and shall pay, or cause to be paid, any Third Party Expenses not paid as of the Effective Time.

(h)           Cash Balance Statement.  The Company shall deliver to Parent a cash balance statement from the Company’s principal depositary bank, prepared as of the most recent practicable date (but in any event no later than two Business Days prior to the Effective Time), which statement shall be certified by the Chief Executive Officer or the Chief Financial Officer of the Company to be a true and complete copy of the statement received from such bank.

(i)            Legal Opinion.  Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit I.

(j)            Schedule of Company Debt.  The Company shall deliver, in connection with the computation of the amount of Merger Consideration pursuant to Section 1.6, a schedule identifying in reasonable detail the nature and amount of Company Debt outstanding as of the Closing Date, which schedule shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company, together with pay-off letters related to all Company Debt (in a form and on terms and conditions reasonably satisfactory to Parent).

(k)            Certificate of Secretary of Company.  The Company shall deliver to Parent and the Merger Sub a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the copies of the Charter Documents attached thereto; (ii) the valid adoption of resolutions of the Board of Directors of the Company attached thereto (whereby this Agreement, the Merger and the other transactions contemplated hereby were unanimously approved by the Board of Directors), and (iii) the valid adoption of resolutions of the Stockholders attached thereto (whereby this Agreement, the Merger and the other transactions contemplated hereby were approved).

(l)            Certificate of Good Standing.  The Company shall deliver to Parent and Merger Sub a long-form certificate of good standing from the Secretary of State of the State of Delaware or, in the case of the Company’s Subsidiaries (to the extent available), the applicable Governmental Entities in their respective jurisdictions of organization or incorporation, all of which are dated within ten days prior to Closing with respect to the Company and its Subsidiaries.

(m)          Certificate of Status of Foreign Corporation.  The Company shall deliver to Parent and Merger Sub a Certificate of Status of Foreign Corporation of the Company and each of its Subsidiaries from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within ten days prior to the Closing.

(n)           FIRPTA Certificate.  The Company shall deliver to Parent and Merger Sub a statement, in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligation under Treasury Regulation Section 1.1445-2(c)(3), executed by a duly authorized officer of the Company.

(o)           Escrow Agreement.  The Company shall deliver to Parent and the Escrow Agent the Escrow Agreement, executed by the Stockholders’ Representative.

5.2           Closing Deliveries of Parent.  At the Closing, Parent shall deliver the following.

(a)           Closing Payment.  Parent shall deliver the Merger Consideration (less the Escrow Amount and the Expense Amount) to the Paying Agent and shall deposit the Escrow Amount and the Expense Amount with the Escrow Agent.

(b)           Escrow Agreement.  Parent shall deliver to the Stockholders’ Representative and the Company a copy of the Escrow Agreement executed by Parent and the Escrow Agent.

(c)           Merger Certificate.  Parent shall deliver a copy of the fully executed Certificate of Merger, and, after receipt of the filed Certificate of Merger from the Secretary of State of the State of Delaware, a copy of such filed certificate.

(d)           Certificate of Secretary of Parent.  Parent shall deliver to the Company a certificate, validly executed by the Secretary of Parent, certifying as to (i) the terms and effectiveness of the copies of the articles of incorporation and bylaws of Parent and (ii) the valid adoption of resolutions of the Board of Directors of Parent (whereby this Agreement and the transactions contemplated hereby were approved by the Board of Directors).

(e)           Certificate of Secretary of Merger Sub.  Merger Sub shall deliver to the Company a certificate, validly executed by the Secretary of Merger Sub, certifying as to (i) the terms and effectiveness of the copies of the certificate of incorporation and bylaws of Merger Sub attached thereto, (ii) the valid adoption of resolutions of the Board of Directors of Merger Sub attached thereto (whereby this Agreement, the Merger and the other transactions contemplated hereby were unanimously approved by the Board of Directors), and (iii) the valid adoption of resolutions of the sole stockholder of Merger Sub attached thereto (whereby this Agreement, the Merger and the other transactions contemplated hereby were approved).

(f)           Certificates of Good Standing.  Parent shall deliver to the Company long-form certificates of good standing (1) from the Secretary of State of the State of Michigan with respect to Parent, and (2) from the Secretary of State of the State of Delaware with respect to Merger Sub, both of which shall be dated within ten days prior to Closing.

(g)           Third Party Consents.  Parent shall deliver to the Stockholders’ Representative all material consents, waivers and approvals of pties to any Contract and any necessary consents, waivers and approvals of Governmental Entities.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

PAYMENT OF LOSSES; ESCROW

6.1           Survival.

(a)           The representations and warranties of the Company and Parent contained in Article II and Article III of this Agreement, respectively, or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, shall survive until June 29, 2012; provided, however, that the representations and warranties set forth in Section 2.2(a) (Company Capital Structure), Section 2.5 (Authority), Section 2.6 (No Conflicts), Section 2.13 (Tax Matters) and Sub-Sections 2.24(d)(ix), (k), (l)(i) and (l)(ii) (Employee Benefits) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations at which point they shall expire.

(b)           The covenants and other agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

6.2           Payment of Losses of Parent Damaged Parties.  Upon the Closing, subject to the other provisions of this Article VI, Parent and its officers, directors, Affiliates (including the Surviving Corporation), employees, agents and representatives (each, a “Parent Damaged Party” and collectively, the “Parent Damaged Parties”) shall be entitled to payment from the Escrow Fund from and against all losses, liabilities, damages, costs, interest, awards, amounts paid in settlement, judgments, penalties, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, remediating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”), asserted, incurred or sustained, or may be asserted, incurred or sustained, by the Parent Damaged Parties, or any of them, arising out of, related to, or resulting from or based upon (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any Contract, certificate or instrument of the Company delivered pursuant to this Agreement; (b) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement; (c) any error in any of the Spreadsheets; (d) any action taken or not taken by the Stockholders’ Representative with respect to this Agreement or the Escrow Agreement, to the extent such action or inaction results in a claim against a Parent Damaged Party by a Stockholder or an Optionholder; and (e) any Tax of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each such taxable period, a “Pre-Closing Tax Period”), excluding any tax accrued as a liability on the Current Balance Sheet.  For purposes of this Section 6.2, in the case of any period that begins during the Pre-Closing Tax Period and ends after the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for a Straddle Period which relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which such Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  Subject to Sections 6.6 and 6.7(b), no Stockholder, Optionholder, director or officer of the Company shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Damaged Party.

6.3           Indemnification of Stockholder Indemnified Parties.  Upon the Closing, subject to the other provisions of this Article VII, the Stockholders and the Vested Optionholders and their respective successors and permitted assigns, and the officers, directors, managers, members, partners, stockholders and Affiliates (excluding the Surviving Corporation, “Stockholder Indemnified Parties”) shall be entitled to be indemnified and held harmless by Parent and the Surviving Corporation, jointly and severally, from and against, and to be reimbursed by Parent and the Surviving Corporation for, any and all Losses incurred or sustained by the Stockholder Indemnified Parties, or any of them, directly or indirectly, arising out of, related to, or resulting from or based upon (a) any breach or inaccuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any Contract, certificate or other instrument delivered pursuant to this Agreement or in any Contract, certificate or instrument of Parent or Merger Sub delivered pursuant to this Agreement; or (b) any failure by Parent or Merger Sub to perform or comply with any covenant applicable to it contained in this Agreement.

6.4	Third Party Claims.

(a)           If any legal proceedings shall be instituted or any claim is asserted by any third party (the “Third Party Claim”) in respect of which any Party may have an obligation pursuant to this Article VI to pay for the Losses of another Party, the Party asserting such right to payment for incurred Losses (the “Damaged Party”) shall give the Party from whom such right is sought (the “Responsible Party”) written notice thereof as promptly as possible, but any failure to so notify the Responsible Party shall not relieve it from any liability that it may have to the Damaged Party other than to the extent the Responsible Party is materially prejudiced thereby.  Notwithstanding the foregoing, the Stockholders’ Representative shall serve as the Responsible Party with respect to any assertion by a Parent Damaged Party of a right to payment for incurred Losses and, at the request of a Stockholder Indemnified Party asserting a right to payment for incurred Loss, the Stockholders’ Representative may assume and perform some or all of the rights and responsibilities of a Damaged Party that otherwise would be attributable to such Stockholder Indemnified Party.

(b)           The Responsible Party may assume control of the defense of the Damaged Party against the Third Party Claim with counsel reasonably satisfactory to such Damaged Party if:

(i)            within 15 days after receipt of such written notice, the Responsible Party confirms in writing that the Responsible Party will defend the Damaged Party from and against the Losses the Damaged Party may incur as a result of or arising out of the Third Party Claim (which confirmation shall not be deemed an admission that indemnification is required pursuant to this Article VI);

(ii)            the Responsible Party provides the Damaged Party with evidence reasonably acceptable to the Damaged Party that the Responsible Party has the financial resources to defend against the Third Party Claim and to fulfill its obligations to pay for Losses hereunder with respect to all Losses that are reasonably likely to result from or arise out of the Third Party Claim;

(iii)           the Third Party Claim is not, in the good faith judgment of the Damaged Party (in the case of Parent, acting reasonably through its Board of Directors), reasonably likely to be materially adverse to the Damaged Party’s reputation or its relationships with its employees, stockholders, or any of its significant customers or business partners;

(iv)           the Third Party Claim does not seek an order, injunction, non-monetary or other equitable relief against the Damaged Party which the Damaged Party (in the case of Parent, acting reasonably through its Board of Directors) determines reasonably and in good faith could, if successful, have a Material Adverse Effect; and

(v)           the Responsible Party conducts the defense of the Third Party Claim actively and diligently and keeps the Damaged Party informed of material developments with respect to the Third Party Claim and consults with the Damaged Party prior to making material strategic decisions with respect to the defense of the Third Party Claim.

(c)           So long as the Responsible Party is conducting the defense of the Third Party Claim and the conditions set forth in Section 6.4(b) hereof are being met:

(i)            the Damaged Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Responsible Party if the Damaged Party determines in good faith that such participation is appropriate in light of conflicts of interest;

(ii)            the Responsible Party shall obtain the prior written approval of the Damaged Party before agreeing to the entry of any judgment arising from such claim, entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld, conditioned or delayed) provided, however, that the Responsible Party shall not require such prior written approval if such settlement or judgment (A) includes as an unconditional term thereof be given by each claimant or plaintiff to each Damaged Party of a release from all liability in respect of such claim and (B) involves only the payment of money damages that are covered in full by the payment obligations of the Responsible Party; and

(iii)           the Responsible Party shall not be liable to such Damaged Party hereunder for any legal expenses subsequently incurred by such Damaged Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Responsible Party shall be liable for such legal expenses if the Damaged Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Responsible Party, or in light of conflicts of interest.

(d)           If any of the conditions set forth in Section 6.4(b) above becomes unsatisfied, the Damaged Party shall, after reasonable written notice to the Responsible Party, have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Responsible Party; provided that the Damaged Party shall obtain the prior written approval of the Responsible Party before agreeing to the entry of any judgment arising from such claim, entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld, conditioned or delayed), and the Responsible Party will promptly reimburse the Damaged Party to the extent the Damaged Party is entitled to payment of Losses hereunder, provided that, in the event that the Damaged Party is a Parent Damaged Party, such Losses shall be paid out of the Escrow Fund.

(e)           A claim for payment of Losses for any matter not involving a third-party claim shall be asserted by the Damaged Party to the Responsible Party in writing as promptly as possible, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim (to the extent known) and, if known, the amount of the Losses asserted or which may be asserted by reason thereof, but any failure to so notify the Responsible Party shall not relieve it from any liability that it may have to the Damaged Party other than to the extent the Responsible Party is materially prejudiced thereby.  The Responsible Party shall be entitled to contest any such claim in accordance with the procedures set forth in the Escrow Agreement.

6.5           Limitations on Payment for Losses.

(a)           Neither the Parent Damaged Parties nor the Stockholder Indemnified Parties may assert any claim for Losses under Sections 6.2(a), 6.2(e) or 6.3(a), as applicable, until the aggregate amount of Losses in respect of all such claims equals or exceeds $1,000,000 (the “Threshold”).  Thereafter, liability shall be for the full amount of such Losses without regard to the Threshold.  No claims for individual Losses of less than $50,000 may be asserted at any time or shall be included in determining whether the Threshold has been met; provided, however, the foregoing clause shall not apply to Losses under Sections 6.2(b), 6.2(c), 6.2(d) or 6.3(b).  After the Closing, subject to Sections 6.6 and 6.7(b), claims against the Escrow Fund in accordance with the provisions of this Article VII shall be the sole and exclusive remedy for the Parties with regard to any Loss arising out of or related to this Agreement and the transactions contemplated hereby.

(b)           No Damaged Party shall be entitled to recover consequential, incidental, punitive, exemplary or other special Losses, or Losses based on a multiplier or lost profits, with respect to any breach of any representation or warranty or non-performance of any obligation under this Agreement (or otherwise relating to the transactions contemplated hereby), and under no circumstances shall such damages be considered “Losses” under this Agreement; provided, however, Losses shall include such consequential, incidental, punitive, exemplary or other special Losses in the event that the Damaged Party is liable to a third party for such Losses pursuant to a Third Party Claim.

(c)           Notwithstanding anything to the contrary contained herein, with respect to  claims for Losses pursuant to this Article VI, in the event it is determined either by mutual agreement or by a court of competent jurisdiction that the Damaged Party is not entitled to payment for Losses hereunder, Damaged Party shall promptly reimburse all reasonable fees and expenses incurred by the Responsible Party in defense of such claim.

6.6           Fundamental Representations.  Subject to the other provisions of this Article VI, a Parent Damaged Party shall be entitled to payment for Losses, incurred or sustained by such Parent Damaged Party arising out of, related to, or resulting from or based upon any breach or inaccuracy of a Fundamental Representation as follows:

(a)           first, the Parent Damaged Party will be required to make claims against the Escrow Fund rather than against the Stockholders and the Vested Optionholders (collectively, the “Escrow Fund Participants”) individually, until the funds contained in the Escrow Fund have been fully exhausted or distributed in accordance with the Escrow Agreement (except for Losses arising from the breach or inaccuracy of a Fundamental Representation made solely with respect to a specific Escrow Fund Participant which shall be allocated solely to such Escrow Fund Participant);

(b)           then, allocated pro rata and severally among the Escrow Fund Participants according to the portion of the Merger Consideration paid to such Escrow Fund Participant (except for Losses arising from the breach or inaccuracy of a Fundamental Representation made solely with respect to a specific Escrow Fund Participant which shall be allocated solely to such Escrow Fund Participant).

(c)           In no event will the aggregate liability of any Escrow Fund Participant under this Agreement exceed the portion of the Merger Consideration received by such Escrow Fund Participant pursuant to this Agreement.

6.7	Escrow and Expense Funds; Escrow Period; Remedy.

(a)           As of the Effective Time, the Parent, the Escrow Agent and the Stockholders’ Representative shall execute and deliver the Escrow Agreement, and Merger Sub shall deposit with the Escrow Agent (i) the Escrow Amount, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to satisfy the payment obligations provided for in Section 6.2, and (ii) the Expense Amount, such deposit of the Expense Amount to constitute a fund for use of the Stockholders’ Representative to pay the costs, expenses and liabilities incurred by the Stockholders’ Representative in accordance with Section 6.9 (the “Expense Fund”). The Escrow Amount shall be available to compensate the Parent Damaged Parties for any claims by such Parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VI for a period beginning on the date hereof and ending June 29, 2012 (the “Escrow Period”).  Notwithstanding anything herein to the contrary, but subject to Sections 6.6 and 6.7(b), the right of Parent’s Indemnified Parties to seek compensation shall be limited solely and exclusively to the Escrow Fund and no current or former stockholder, director, officer, employee, affiliate or advisor of the Company or any Affiliate of the Company shall have any liability of any nature to Parent, the Surviving Corporation or any Affiliate of either Parent or the Surviving Corporation with respect to any breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement.

(b)           If any claims for payment of Losses have been made pursuant to this Article VI and the same are still pending or unresolved at the expiration of the Escrow Period, such claims will continue to be subject to the provisions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person (and such Person’s pro rata share of the Escrow Fund shall not be the exclusive remedy) in respect of Losses arising out of common law fraud committed by such Person.

6.8	Mitigation; Insurance.

(a)           Parent agrees that in the event of any breach giving rise to an indemnification obligation under this Article VI, Parent shall take and cause its Affiliates to take, or cooperate with the Stockholders’ Representative, if so requested, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking reasonable measures to prevent any contingent liability from becoming an actual liability).

(b)           Notwithstanding anything to the contrary contained herein, any Damaged Parties’ Loss shall be limited to the amount of Losses incurred by such Damaged Parties, net of insurance recoveries actually received by such Damaged Parties as a result of such Losses and indemnification payments actually received by such Damaged Parties with respect to such Losses and tax benefits actually received by such Damaged Parties with respect to such Losses.

6.9	Stockholders’ Representative.

(a)           The Stockholders hereby nominate, constitute and appoint an individual to be designated by Bain Capital Venture Fund 2005, L.P. as the representative of the Escrow Fund Participants (the “Stockholders’ Representatives”), with full power of substitution, with the full right power and authority to act on their behalf under this Agreement and the Escrow Agreement, to serve as their lawfully designated attorney-in-fact (which shall include, without limitation, the right, power and authority to contractually obligate, execute, deliver, acknowledge, certify, file and record on behalf of the Escrow Fund Participants (in the name of any or all of the Escrow Fund Participants or otherwise) any and all documents deemed necessary, appropriate or advisable by the Stockholders’ Representative in the Stockholders’ Representative’s sole discretion, including any amendment to or waiver of rights or provisions under or in this Agreement, the Escrow Agreement, or any other documents executed in connection with this Agreement, the Escrow Agreement, or otherwise), to give and receive notices and communications under this Agreement for the Escrow Fund Participants (including, without limitation, with respect to claims by Parent and the Parent Damaged Parties), to object to any notices received hereunder, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take any and all other actions of any kind or nature whatsoever deemed necessary, appropriate, or advisable in the sole discretion and judgment of the Stockholders’ Representative for the accomplishment of the foregoing.  No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each Escrow Fund Participant.  Bain Capital Investors, LLC hereby designates J. Benjamin H. Nye as the initial Stockholders’ Representative.

(b)           The Stockholders’ Representative shall not be liable to the Escrow Fund Participants for any act done or omitted as Stockholders’ Representative, except in the case of bad faith or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of bad faith or willful misconduct.  The Escrow Fund Participants shall severally indemnify, defend and hold harmless the Stockholders’ Representative (together with any of its Affiliates and any of their respective heirs, successors, assigns, partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons) against any loss, liability or expense incurred and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder, other than as a result of fraud or willful misconduct by the Stockholders’ Representative (or any such persons).  The Stockholders’ Representative may be removed or replaced, and his successor designated and appointed, at any time for any reason or for no reason with the written consent of the Requisite Stockholders; provided, however, that such removal or replacement shall not be effective until Parent and the Escrow Agent have been notified in writing by the Requisite Stockholders which notice shall identify the replacement Stockholders’ Representative.

(c)           The Stockholders’ Representative shall have and be granted reasonable access to information about the Company post-Closing and the reasonable assistance of the Company’s officers, agents, and representatives post-Closing for purposes of performing the Stockholders’ Representative’s duties and exercising the Stockholders’ Representative’s rights hereunder, provided, however, that the Stockholders’ Representative shall treat confidentially and not disclose any confidential information from or about the Company to any person, except (i) on a need to know basis to individuals who agree to treat such information confidentially or (ii) as required by any applicable law, regulation or order of a court or other binding legal process.  The Stockholders’ Representative will not be entitled to receive any compensation from Parent, Merger Sub or the Company in connection with this Agreement.  Any fees and expenses incurred by the Stockholders’ Representative in connection with actions taken pursuant to the terms of this Agreement will be paid by the Stockholders severally to the Stockholders’ Representative and Parent, Merger Sub and the Company shall have no obligation with respect to the payment of any such fees and expenses.

(d)           A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all of the Escrow Fund Participants and shall be final, binding and conclusive upon each of the Escrow Fund Participants.  Parent may rely upon any decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every Escrow Fund Participant.  Parent and the Surviving Corporation are hereby relieved from any liability to any person for any acts done by Parent or the Surviving Corporation or any of their agents, representatives, or Affiliates in accordance with any decision, act, failure to act, consent, waiver, amendment, approval or instruction of the Stockholders’ Representative. The Escrow Fund Participants shall not bring any action or claim against any Parent Damaged Party with respect to any action or inaction by the Stockholders’ Representative.

(e)           The Escrow Fund Participants hereby agree, acknowledge, recognize and intend that the power of attorney granted in Section 6.9(a), above: (i) is coupled with an interest, (ii) may be delegated by the Stockholders’ Representative, and (iii) shall survive the death or incapacity of any Escrow Fund Participant.

ARTICLE VII

GENERAL PROVISIONS

7.1           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“280G Approval” is defined in Section 5.1(h).

“280G Benefits” shall mean payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

“280G Spreadsheets” is defined in Section 4.3.

“Accelerated Company Vested Option” shall have the meaning set forth in Section 2.2(b).

“Affiliate” as used in Section 2.24 shall have the meaning set forth in Section 2.24(a); otherwise “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” is defined in the Preamble of this Agreement.

“Balance Sheet Date” is defined in Section 2.8(a).

“Books and Records” is defined in Section 4.4.

“Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Detroit, Michigan or Boston, Massachusetts are authorized or obligated by law or executive order to close.

“Certificate of Incorporation” is defined in Section 2.1.

“Certificate of Merger” is defined in Section 1.2.

“Charter Documents” is defined in Section 2.1.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Closing Payment Spreadsheet” is defined in Section 4.3(a)(ii).

“COBRA” is defined in Section 2.24(a)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Code Section 409A” is defined in Section 1.6(b)(iii).

“Company” is defined in the Preamble of this Agreement.

“Company Authorizations” is defined in Section 2.19.

“Company Capital Stock” shall mean (i) Company Common Stock, (ii) Series A-1 Convertible Preferred Stock, (iii) Series B Convertible Preferred Stock, and (iv) Series C Convertible Preferred Stock.

“Company Common Stock” is defined in Section 2.2(a).

“Company Debt” shall mean (i) the outstanding principal of and premium (if any) in respect of (A) indebtedness of the Company and its Subsidiaries for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable, (ii) all obligations of the type referred to in clause (i) of any Persons for the payment of which the Company or any of its Subsidiaries is responsible or directly liable, as obligor, guarantor or surety, and (iii) all accrued interest, prepayment premiums, penalties and other amounts related to any of the foregoing.  For the avoidance of doubt, Company Debt shall not include (A) any undrawn letters of credit or (B) any intercompany accounts, payables or loans of any kind or nature.

“Company Employees” is defined in Section 4.2(a).

“Company Employee Plan” is defined in Section 2.24(a)(iii).

“Company Products” is defined in Section 2.16(e).

“Company Stock Certificates” is defined in Section 1.8(a).

“Company Vested Options” shall mean all issued and outstanding options to purchase Company Common Stock to the extent vested, outstanding and unexercised immediately prior to the Effective Time.

“Company’s Auditors” is defined in Section 2.8(d).

“Conflict” is defined in Section 2.6.

“Contract” shall mean any mortgage, indenture, lease, contract, agreement, instrument, commitment, franchise or license.

“Converted Award” is defined in Section 1.6(b)(iii).

“Current Balance Sheet” is defined in Section 2.8(a).

“Damaged Party” is defined in Section 6.4(a).

“Delaware Law” is defined in Section 7.8.

“Development Plan” is defined in Section 2.1.

“Disclosure Schedule” shall mean that certain schedule, dated the date hereof, supplied by the Company to Parent disclosing certain matters to Parent.

“Dissenting Shares” is defined in Section 1.6(c).

“Dissenting Stockholder” is defined in Section 1.6(c).

“D&O Indemnified Parties” is defined in Section 4.8(a).

“DOL” is defined in Section 2.24(a)(iv).

“Effective Time” is defined in Section 1.2.

“Employee” is defined in Section 2.24(a)(v).

“Employee Agreement” is defined in Section 2.24(a)(vi).

“Environmental Claims” shall mean all administrative, regulatory or judicial actions, suits, demands, demand letters, notice letters, claims, Liens, notices of non-compliance or violation, investigations, actions or proceedings relating to Hazardous Materials, Environmental Laws, or environmental approvals, permits, licenses, clearances and consents by (a) Governmental Entities for enforcement, cleanup, cost recovery, removal, response, remedial or other actions or damages (including natural resource damages) pursuant to any applicable Environmental Laws, and (b) any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” shall mean all foreign, federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses or judicial or administrative interpretations thereof, or similar laws, all as are currently in existence, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, licenses, or judicial or administrative interpretations thereof, including:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC § 9601 et seq. (herein collectively “CERCLA”); the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (herein, collectively, RCRA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq. (the “Hazardous Materials Transportation Act”); the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq. (the “Clean Water Act”); the Clean Air Act, as amended, 42 U.S.C. § 7401-7642, (the “Clean Air Act”); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. (the “Toxic Substances Control Act”), the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y (“FIFRA”), the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C § 11001, et seq. (Title III of SARA) (“EPCRA”) and similar or related state and local laws.

“ERISA” is defined in Section 2.24(a)(vii).

“Escrow Agent” shall mean J.P. Morgan Chase & Co., or another institution acceptable to Parent and the Stockholders’ Representative.

“Escrow Agreement” shall mean the Escrow Agreement among Parent, the Stockholders’ Representative and the Escrow Agent in substantially the form attached to this Agreement as Exhibit J.

“Escrow Amount” is defined in Section 1.6(a).

“Escrow Fund” is defined in Section 6.7(a).

“Escrow Fund Participants” is defined in Section 6.6(a).

“Escrow Period” is defined in Section 6.7(a).

“Excluded Temporary Agreements” is defined in Section 2.24(b).

“Expense Amount” is defined in Section  1.6(a).

“Expense Fund” is defined in Section 6.7(a).

“Financials” is defined in Section 2.8(a).

“FMLA” is defined in Section 2.24(a)(viii).

“Fundamental Representations” is defined in Section 6.1(a).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” is defined in Section 2.7.

“Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or constituent thereof, and any other contaminant, pollutant, waste or by-product material whether liquid, solid, semisolid, sludge and/or gaseous, including chemicals, compounds, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been determined or interpreted by any Governmental Entity to be a hazardous or toxic substance regulated under any Environmental Laws.

“HIPAA” is defined in Section 2.24(a)(ix).

“Intellectual Property” is defined in Section 2.16(a).

“Interim Financials” is defined in Section 2.8(a).

“International Employee Plan” is defined in Section 2.24(a)(x).

“IRS” is defined in Section 2.24(a)(xi).

“Key Employees” shall mean the following individuals: Bernd Greifeneder, Florian Ortner, Francisco Cordon, Eric  Fischer, Dan   Germain , Michael J. Killoran, and John  Van Siclen.

 “Knowledge” shall mean, as concerns any matter in question (a) with respect to the Company, the actual knowledge of John Van Siclen, Mohamoud M. Garad, Hubert Gerstmayr, Bernd Greifeneder, Eric Fisher and, with respect to Section 2.16, the actual knowledge of Florian Ortner, Helmut Spiegl and Christian Schwarzbauer  (the “Named Officers”) with respect to such matter after making reasonable inquiry of the other management employees and such officers of Subsidiaries of the Company as such Named Officer reasonably shall determine to be appropriate and (b) with respect to Parent, the actual knowledge of the “named executive officers” of Parent (as defined under the Securities Act of 1933, as amended), after making reasonable inquiry of the other management employees and such officers of Subsidiaries of Parent as such “named executive officer” reasonably shall determine to be appropriate.

“Lease Agreements” is defined in Section 2.15(b).

“Leased Real Property” is defined in Section 2.15(a).

“Letter of Transmittal” is defined in Section 1.8(a).

“License Agreement” is defined in Section 2.16(d).

“Lien” shall mean any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, third party right or other encumbrance of any sort, other than  any such encumbrance for current Taxes not yet due and payable

“Loss” or “Losses” is defined in Section 6.2.

“Material Adverse Effect” shall mean, with respect to Parent or the Company, any effect that (i) is material and adverse to the financial position, results of operations, or existing business or prospects of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Parent or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect:  (a) any adverse effect resulting from any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to businesses of the kind and nature conducted by Parent or the Company, as applicable (b) any adverse effect resulting from any change in GAAP or regulatory accounting principles generally applicable to businesses of the kind and nature conducted by Parent or the Company, as applicable, (c) any adverse effect resulting from general industry, economic or capital market conditions that affects Parent or the Company, as applicable (or the markets in which Parent or the Company, as applicable, competes) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which the Company or Parent, as applicable, competes, (d) any adverse effect resulting from natural disasters, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such natural disasters, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement, (e) any adverse effect resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, (f) any action or failure to act specifically required by this Agreement or consented to by Parent or Merger Sub, and (g) the failure of the Company to meet internal expectations or projections.

“Material Contract” or “Material Contracts” is defined in Section 2.17(c).

“Merger” is defined in the Recitals of this Agreement..

“Merger Consideration” is defined in Section 1.6(a).

“Merger Sub” is defined in the Preamble of this Agreement.

“Multiemployer Plan” is defined in Section 2.24(a)(xii).

“Open Source Materials” is defined in Section 2.16(u).

“Optionholders” shall mean the individuals who hold Company Options.

“Ordinary Course” shall mean the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Other 280G Benefits” shall mean potential payments and/or benefits, other than Waived 280G Benefits, that would be deemed to constitute “parachute payments” under Section 280G of the Code and that do not constitute a binding obligation of the Company as of the date hereof.

“Parent” is defined in the Preamble of this Agreement.

“Parent Damaged Parties” is defined in Section 6.2.

“Party” and “Parties” is defined in the Preamble of the Agreement.

“Paying Agent” is defined in Section 1.8.

“Paying Agent Agreement” shall mean that certain Paying Agent Agreement, dated July 1, 2011, among Parent, Merger Sub and the Paying Agent.

“Pension Plan” is defined in Section 2.24(a)(xiii).

“Permitted Lien” means (A) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (B) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (C) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” shall mean an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean the Company’s 2007 Stock Incentive Plan, as amended.

“Pre-Closing Tax Period” is defined in Section 6.2.

“Preferred Stock” is defined in Section 2.2(a).

“Related Party” shall mean (i) any Stockholder or officer or director of the Company or its Subsidiaries, (ii) any spouse, former spouse, child, parent of a spouse, sibling or grandchild of any of the individuals in clause (i) of this definition, or (iii) any trust, partnership or corporation controlling, controlled by or under common control with any of the persons listed in clauses (i) and (ii).

“Requisite Stockholders” shall mean Stockholders that received at least a majority of the Merger Consideration paid pursuant to this Agreement.

 “Responsible Party” is defined in Section 6.4(a).

“Retention Agreement” is defined in Section 4.2(b).

“Returns” is defined in Section 2.13(b)(i).

“Series A-1 Convertible Preferred Stock” is defined in Section 2.2(a).

“Series B Convertible Preferred Stock” is defined in Section 2.2(a).

“Series C Convertible Preferred Stock” is defined in Section 2.2(a).

“Spreadsheets” is defined in Section 4.3(b).

“Standard Agreements” is defined in Section 2.16(d).

“Statement of Expenses” is defined in Section 4.3(a)(i).

“Straddle Period” is defined in Section 6.2.

“Stockholder” shall mean a holder of shares of Company Capital Stock immediately prior to the Effective Time.

“Stockholder Indemnified Parties” is defined in Section 6.3.

“Stockholders’ Representative” is defined in Section 6.9.

“Subsidiary” or “Subsidiaries” shall mean, individually or collectively, with respect to any Person, any branch or any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other individuals performing similar functions are at any time directly or indirectly owned by such Person.

“Subsidiary Charter Documents” is defined in Section 2.4(b).

“Surviving Corporation” is defined in Section 1.1.

“Tax” and “Taxes” are defined in Section 2.13(a).

“Tax Proceeding” is defined in Section 4.6(c)(i).

“Third Party Claim” is defined in Section 6.4(a).

“Third Party Expenses” shall mean, regardless of when incurred, all fees and expenses incurred by the Company in connection with the Merger and the other transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and all Taxes due and payable by the Company in connection with the Merger and the other transactions contemplated by this Agreement.

“Threshold” is defined in Section 6.5(a).

“Unvested Optionholder Spreadsheet” is defined in Section 4.3(a)(iii).

“Vested Optionholder” shall mean each holder of Company Vested Options as set forth in the Closing Payment Spreadsheet.

 “Waived 280G Benefits” is defined in Section 5.1(h).

“Year-End Financials” is defined in Section 2.8(a).

7.2           Notices.  For purposes of the Closing, the delivery of documents by or to the attorneys or other agents or representatives of a Party shall be deemed to constitute delivery by or to that Party.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, or (ii) two Business Days after (A) being mailed by registered mail, return receipt requested, (B) delivered by express courier service, or (C) by facsimile, provided that in each case the notice or other communication is sent to the address or telecopied to the facsimile number set forth beneath the name of such Party below.  Notices, demands and communications to Parent, Merger Sub, the Company and the Stockholders’ Representative shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

(a)	If to Parent, to:

Compuware Corporation
One Campus Martius
Detroit, Michigan 48226
Facsimile No.: (313) 227-7690

Attention:  President

with a copy to:

Compuware Corporation
One Campus Martius
Detroit, Michigan 48226
Facsimile No.: (313) 227-7690

Attention:  General Counsel

with a copy to (which copy shall not constitute notice):

Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan  48243
Facsimile No.: (313) 568-6832
Attention:  Jin-Kyu Koh, Esq.

(b)	If to the Company:

dynaTrace software, Inc.
400 Totten Pond Rd.
Waltham, MA  02451
Facsimile No.: (781) 207-5365

Attention:  Mo Garad

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)
500 8th Street, NW
Washington, DC  20004
Facsimile No.: (202) 799-5232
Attention:  Anthony Rickert, Esq.

(c)	If to the Stockholders’ Representative:

J. Benjamin H. Nye
c/o Bain Capital Venture Partners
111 Huntington Avenue
Boston, MA  02199
Facsimile No.: (617) 516-2010

with a copy to (which copy shall not constitute notice):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Facsimile No.: (646) 728-1581

Attention: Christopher C. Henry, Esq.

7.3           Interpretation.  The terms of this Agreement are contractual and not mere recitals.  Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party or other Person.  Unless otherwise stated, all references in this Agreement to paragraph, subparagraph, section, subsection, clause and subclause are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses and subclauses, respectively, of this Agreement.  The Parties acknowledge and agree that titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes.  As a result, section and paragraph headings, titles or captions should not be used to interpret or construe the terms of this Agreement.  Except as to words or phrases specifically defined in this Agreement, the Parties agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the Parties might otherwise attach to a particular word or phrase.  Without limiting the foregoing, the term “including” shall not be interpreted to exclude any item not listed.  The Parties further acknowledge that, as a result of either drafting or negotiating specific terms, or as a result of approving language selected by others to state specific terms, they are each and all equally responsible for the wording of the terms of this Agreement.  As a result, the Parties agree and acknowledge that in interpreting this Agreement, the rule of contractual interpretation and construction that provides that an ambiguity in the terms of an agreement shall be construed against the Party drafting such term does not apply to the interpretation or construction of the terms of this Agreement.

7.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.5           Entire Agreement; Assignment; Amendment.  This Agreement, the Exhibits hereto and the Disclosure Schedule (i) contain the entire agreement and understanding among the Parties with respect to the subject matter herein identified and merges and integrates any and all previous and contemporaneous understandings and agreements (in fact or law) whether written or oral, between or among any of the Parties concerning such matters, and (ii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.  This Agreement may be amended by the Parties only by execution of an instrument in writing signed on behalf of the Party against whom enforcement is sought.

7.6           No Third Party Beneficiaries.  The terms of this Agreement are intended solely for the benefit of the Parties and are not intended to inure, and will not inure, to the benefit of any other Person, except as provided in Section 4.8 and Article VI.

7.7           Severability.  If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding in any jurisdiction, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary, either by a court of competent jurisdiction or the Parties, to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extend permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

7.8           Governing Law.  This Agreement and the respective rights and obligations of the Parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, without regard to conflict of law principles (“Delaware Law”).  Any action involving this Agreement shall be brought and maintained solely in the Court of Chancery of the State of Delaware.  Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

7.9           Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.10           Waiver.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.11           Equitable Remedies.  Each Party agrees that a failure to comply with any provision of this Agreement will cause the other Parties irreparable harm and that such other Parties will be entitled to equitable relief, without the necessity of posting a bond, including specific performance, an injunction, a restraining order and/or other equitable relief in order to enforce the provisions of this Agreement, which right is in addition to, and not in lieu of, any other remedy to which such Party is entitled under law (including monetary damages).

Signatures on Next Page

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

PARENT:

COMPUWARE CORPORATION,
a Michigan corporation

By:	/s/ Laura Fournier
Name:	Laura Fournier
Title:	Executive Vice President and Chief Financial
Officer

MERGER SUB:

COMPUWARE ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Laura Fournier
Name:	Laura Fournier
Title:	Treasurer

THE COMPANY:

DYNATRACE SOFTWARE, INC.,
a Delaware corporation

By:	/s/ John Van Siclen
Name:	John Van Siclen
Title:	President

STOCKHOLDERS’ REPRESENTATIVE:

By:	/s/ J. Benjamin H. Nye
Name:	J. Benjamin H. Nye

signature page to agreement and plan of merger